UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

OFFICE DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OFFICE DEPOT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	May , 2020

TIME	Eastern Daylight Time

LOCATION	Embassy Suites by Hilton Boca Raton 661 NW 53rd Street Boca Raton, FL 33487 (561) 994-8200

ITEMS OF BUSINESS	1. To elect eight (8) members of the Company’s Board of Directors named in, and for the term, described in this Proxy Statement;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020;

3. To approve, in a non-binding, advisory vote, the Company’s executive compensation;

4. To authorize an amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a ratio of not less than 1-for-5 and not greater than 1-for-10, with the exact ratio and effective time of the reverse stock split to be determined by the Board of Directors; and

5. To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You must have owned Office Depot voting securities of record as of the close of business on March , 2020, to attend and vote at our Annual Meeting of Shareholders or any adjournment or postponement thereof.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on page 6, in “General Information About the Annual Meeting” of this Proxy Statement and on the proxy card.

By Order of the Board of Directors,

N. David Bleisch
Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March     , 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY     , 2020. Financial and other information concerning Office Depot is contained in our Annual Report. This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Statement Summary

This summary highlights important information you will find in this Proxy Statement. This summary does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (“2019 Annual Report”) before voting.

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure your shares are represented.

Voting Matters and Board of Directors Recommendations

PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION
Proposal 1: Election of Directors (page 10)	We are asking our shareholders to elect each of the eight (8) directors identified in this Proxy Statement to serve until the 2021 Annual Meeting of Shareholders.	✓ FOR each nominee
Proposal 2: Ratification of the appointment of the independent registered public accounting firm (page 34)

We are asking our shareholders to ratify our Audit Committee’s selection of Deloitte & Touche LLP (“D&T”) to act as the independent registered public accounting firm for the Company for fiscal year 2020. Although our shareholders are not required to approve the selection of D&T, our Board of Directors believe that it is advisable to give our shareholders an opportunity to ratify this selection.

✓ FOR
Proposal 3: Advisory vote to approve named executive officer compensation (page 80)

We are asking our shareholders to cast a non-binding, advisory vote on the compensation of the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”). In evaluating this year’s “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Compensation Committee of our Board of Directors arrived at its executive compensation actions and decisions for 2019.

✓ FOR
Proposal 4: Authorization of amendment to the Certificate of Incorporation to effect the Reverse Stock Split at the discretion of the Board of Directors (page 81)

We are asking our shareholders to authorize an amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split (as defined and described on page 81) at the discretion of the Board of Directors.

✓ FOR

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Corporate Governance Highlights

Our Board of Directors is committed to strong corporate governance, which promotes the long-term interests of shareholders, provides for management accountability, and helps build public trust in the Company. The Corporate Governance section beginning on page 21 describes our governance framework in further detail, which includes the following highlights:

☑ Our Chairman and CEO positions are separate; our Chairman is independent.	☑ Our Shareholders have the right to act by written consent.

☑ Our Bylaws provide for proxy access right for shareholders.	☑ Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

☑ All of our directors stand for election annually.	☑ All members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent as defined by The Nasdaq Stock Market listing rules and applicable SEC rules.

☑ In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders her or her resignation.	☑ Any director of the entire Board of Directors may be removed by a shareholder majority vote.

☑ Our directors are required to hold shares of Company common stock until they leave the Board.	☑ Regular executive sessions of non-management directors are held.

☑ Robust anti-pledging, anti-hedging and clawback policies are in place.	☑ Robust Board and Committee evaluation process.

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Information about the Board of Directors

The Board of Directors

The Board of Directors is currently comprised of ten (10) talented directors with diverse skill sets and professional backgrounds as reflected in their biographies beginning on page 14. On February 3, 2020, the Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, increased the size of the Board from eight to ten members and appointed, Quincy L. Allen and Shashank Samant, effective as of February 6, 2020, to fill the newly created vacancies for terms to expire at the Company’s Annual Meeting of Shareholders to be held on May     , 2020 (the “Annual Meeting”).

On February 14, 2020, Messrs. Marino and Travis notified the Company of their separate decisions not to stand for reelection to the Board of Directors at the Annual Meeting. Messrs. Marino and Travis will continue to serve as directors until the expiration of their terms at the Annual Meeting.

The Board of Directors has the following standing committees and current committee composition:

Board Members	Age	Director Since	Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee
Joseph S. Vassalluzzo*(I)	72	2013
Quincy L. Allen(I)	60	2020
Kristin A. Campbell(I)	58	2016		M	C
Cynthia A. Jamison(I)	60	2013	C		M
V. James Marino(I)	69	2013	M	C
Francesca Ruiz de Luzuriaga(I)	66	2013		M	M
Shashank Samant(I)	51	2020
Gerry P. Smith	56	2017
David M. Szymanski(I)	63	2013	M		M
Nigel Travis(I)	70	2012	M	M

C— Committee Chair

M—Member

*     Non-executive Chairman of the Board

(I) – Independent

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Board Skills and Diversity

Our Board is comprised of directors who have a variety of skills and core competencies as noted in the chart below:

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Our Board is also diverse in gender, age, tenure and ethnicity, as reflected on the following illustrations:

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PROXY STATEMENT

FOR THE

2020 ANNUAL MEETING OF SHAREHOLDERS

OF

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

General Information About the Annual Meeting

The Board of Directors (“Board of Directors” or “Board,” or individually, each a “Director”) of Office Depot, Inc. (“Office Depot” or the “Company” or “we” or “our”) is soliciting proxies to be voted at the 2020 Annual Meeting of Shareholders to be held on May     , 2020 (the “Annual Meeting”), at                  Eastern Daylight Time, at Embassy Suites by Hilton Boca Raton, 661 NW 53rd Street, Boca Raton, FL 33487, or any postponement or adjournment of the Annual Meeting. We are making this Proxy Statement and other proxy materials available to each person who is registered as a holder of our shares in our official stock ownership records (such owners are referred to as “shareholders of record,” or “shareholder,” or “you,” or “your”) as of the close of business on March     , 2020 (the “Record Date”) for the Annual Meeting beginning on March     , 2020. Our shareholders of record are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Purpose of the Meeting. Important matters outlined in the Notice of Annual Meeting of Shareholders will be considered at our Annual Meeting. We have provided these proxy materials to you in connection with the solicitation of proxies by our Board of Directors. This Proxy Statement describes matters on which you, as a shareholder, are entitled to vote and provides you with information so that you can make an informed decision.

Voting Your Shares. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Meeting. If you vote via the Internet, by telephone or in person at the Annual Meeting, you do not need to mail in a proxy card. If you choose to use the Internet or telephone to vote, you must do so by 11:59 p.m. Eastern Daylight Time on May     , 2020, the day before our Annual Meeting takes place.

INTERNET	TELEPHONE OR CELL PHONE	MAIL	IN PERSON

Visit www.proxyvote.com. You will need the control number in your notice, proxy card or voting instruction form.	Dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number in your notice, proxy card or voting instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.	By following the instructions below under “Attending the Meeting” and requesting a ballot when you arrive.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing and returning the proxy card or voting instruction form as promptly as possible, or by voting by telephone or via the Internet, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend. If your shares are held in “street name” with a broker or similar party, you have a right to direct that broker or similar party on how to vote the shares held in your account. You will need to contact your broker to determine whether you will be able to vote using one of these alternative methods.

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Attending the Meeting. If you plan to attend our Annual Meeting, we will require that you present a picture identification for security reasons. We reserve the right to exclude any person whose name does not appear on our official stock ownership records as of the Record Date. If you hold shares in “street name,” you must bring a letter from your broker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. Prior to entering the Annual Meeting, all bags may be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for such meeting or for any other reason.

Board of Directors Vote Recommendations. If you are a shareholder of record who returns a signed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxy holders will vote your shares for each proposal as to which you did not provide voting instructions and such shares will be voted in the following manner:

Proposal 1	FOR the election of each of our nominees for Director of the Company;

Proposal 2	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020;

Proposal 3	FOR, on an advisory basis, the approval of the Company’s executive compensation; and

Proposal 4	FOR the authorization of an amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors.

Shareholders Eligible to Vote at Our Annual Meeting. Shareholders as of the Record Date will be entitled to vote at our Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare, you are a shareholder of record, and these proxy materials are being sent directly to you from the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. If your shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares; however, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record (i.e., your broker, bank or other nominee) giving you the right to vote such shares.

List of Shareholders Available. A list of shareholders entitled to vote at the meeting will be available during our Annual Meeting and ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. Eastern Daylight Time at our corporate headquarters in Boca Raton, Florida. As of March     , 2020, there were              shares of common stock outstanding and owned by shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

Proxies. Our Board of Directors has appointed certain persons (“proxy holders”) to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxy holders to vote your

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shares with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions. If you are a shareholder of record and you authorize the proxy holders to vote your shares but do NOT specify how your shares should be voted on one or more matters, the proxy holders will vote your shares on those matters as our Board of Directors recommends. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a beneficial owner of shares held in street name and do not provide your broker, bank or nominee instructions on how to vote your shares a “broker non-vote” occurs. Under the rules of The NASDAQ Stock Market (the “Nasdaq Rules”), the organization that holds your shares (i.e., your broker, bank or nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a beneficial owner of shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Inspector of Elections that it does not have the authority to vote on such matters with respect to your shares. Proposal No. 2 (ratification of appointment of the independent registered public accountant) is a matter that we believe will be designated as “routine.” A broker or nominee may generally vote on routine matters. Proposal No. 1 (election of Directors), Proposal No. 3 (advisory approval of the Company’s executive compensation), and Proposal No. 4 (authorization of amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors) are matters that we believe will be considered “non-routine.” A broker or nominee cannot vote on non-routine matters without voting instructions. We strongly encourage you to provide voting instructions to your broker, bank or other nominee so that your vote will be counted on all matters.

Effect of Abstentions and Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion as discussed above under “Proxies.” When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are also considered broker non-votes. Abstentions and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” any matter. Broker non-votes will not be counted as shares entitled to vote.

Revocation of Proxies. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting by the following methods:

•

if you voted by Internet or telephone, by submitting subsequent voting instructions via the Internet or by telephone before the closing of those voting facilities at 11:59 p.m., Eastern Daylight Time on May     , 2020;

•	by voting your shares by ballot in person at the Annual Meeting;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

•

mailing your request to the Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, FL 33496, so that it is received not later than 4:00 p.m. Eastern Daylight Time, on May     , 2020.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the shareholders of record of a majority of the issued and outstanding voting securities must be present, either in person or represented by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present.

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Counting the Vote. All votes will be tabulated by a representative from Broadridge Financial Solutions, Inc., the Inspector of Elections appointed by the Board of Directors to count the votes at the Annual Meeting, and each proposal will be counted separately.

Notice and Access. Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing the proxy materials to our shareholders using the “Notice and Access” method via the Internet instead of mailing printed copies. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. Accordingly, on March     , 2020, we began sending to our shareholders a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Solicitation of Proxies; Costs. In addition to soliciting proxies by mail, we may also solicit proxies in person, by telephone or over the Internet. We have engaged MacKenzie Partners, Inc. (“MacKenzie”) as the proxy solicitor for the Annual Meeting for an approximate fee of $10,000 plus fees for additional services, if needed. We have also agreed to reimburse MacKenzie for its reasonable out of pocket expenses. In addition, certain directors, officers or employees of the Company may solicit proxies by telephone, electronic communication or personal contact. Our directors, officers and employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may also solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock in connection with this Annual Meeting.

Interests of Certain Persons in Matters to be Acted Upon. No Director or executive officer of the Company who has served at any time since the beginning of the 2019 fiscal year, and no nominee for election as a director of the Company, or any of their respective associates, has any substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting other than (i) the interests held by such persons through their respective beneficial ownership of the shares of the Company’s capital stock set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” and (ii) Proposal No. 1: Election of Directors.

Required Vote.

Election of Directors. In an uncontested election, each Director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more Directors or shares held by a broker for which voting instructions have not been given will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of Director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as Directors.

Ratification of Appointment of Independent Registered Public Accounting Firm. Pursuant to the Company’s Amended and Restated Bylaws (“Bylaws”), for the approval of the appointment of the Company’s independent public accountant, the vote required for approval shall be a majority of the votes cast on the matter. Accordingly, abstentions will NOT be counted as votes “AGAINST” the proposal.

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Advisory Vote Approving the Company’s Executive Compensation. We will consider this proposal to be approved, on an advisory basis, if a majority of the shares present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the meeting cast votes “FOR” the proposal. Accordingly, abstentions will be counted as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Authorization of Amendment to the Company’s Certificate of Incorporation pursuant to the Certificate of Amendment to Effect a Reverse Stock Split of Our Common Stock at the Discretion of the Board of Directors. In accordance with our Certificate of Incorporation and Delaware law, the approval of this proposal requires an affirmative vote of a majority of our shares of Common Stock issued and outstanding as of the Record Date. Accordingly, abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal.

Other Matters. Approval of any other proposal to be voted upon at the Annual Meeting requires a majority of the votes present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the Annual Meeting to be voted “FOR” the proposal. Accordingly, abstentions will be counted as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Householding of Proxy Materials. The SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of those documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the proxy materials by writing to: Broadridge, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling (866) 540-7095.

PROPOSAL No. 1: ELECTION OF DIRECTORS

The Role of the Board of Directors

The Board of Directors, elected annually by Office Depot’s shareholders, oversees the business and management of the Company. Members of the Board monitor and evaluate the Company’s business performance and advise on strategic direction through regular communication with the Chief Executive Officer (the “CEO”), other key members of management, and by participating in Board and Board committee meetings. Corporate review sessions are also provided to Directors to give them more detailed views of specific areas of our business, including targeted presentations, operational visits and facility tours. The Board is committed to sound and effective corporate governance policies and high ethical standards.

Under our Bylaws, the Board of Directors has the authority to determine its size and to fill any vacancies. On February 3, 2020, upon recommendation from the Corporate Governance and Nominating Committee, the Board increased its size from eight (8) to ten (10) members, and, in connection with its efforts to continually refresh itself, appointed Quincy L. Allen and Shashank Samant on that same date effective as of February 6, 2020. Messrs. Allen and Samant were initially recommended to the Board of Directors by a third party search firm retained by the Corporate Governance and Nominating Committee to assist it in identifying director candidates for consideration. There are no vacancies on the Board.

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On February 14, 2020, Messrs. Marino and Travis notified the Company of their separate decisions not to stand for reelection to the Board of Directors at the Annual Meeting. Messrs. Marino and Travis will continue to serve as directors until the expiration of their terms at the Annual Meeting. Consequently, the Board will be reduced to eight (8) members on the date of the Annual Meeting.

Director Nomination Process

Pursuant to the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee seeks to create a board of directors that represents diversity as to skills, experiences, age, race, gender and ethnicity. While the Board of Directors does not have a formal diversity policy, the Board is committed to a diversified membership. The Corporate Governance and Nominating Committee considers the Board’s overall composition when seeking a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and future business needs. The Corporate Governance and Nominating Committee also considers, among others, the character, expertise, sound judgement, ability to make independent analytical inquires, business experiences, understanding of the Company’s business environment, ability to make time commitments to the Company, demonstrated teamwork, and the ability to bring unique and diverse perspectives and understandings to the Board.

The CEO and any independent Directors who serve as the chief executive officer of a publicly traded company may not serve on more than two public company boards in addition to our Board, and other independent Directors should not sit on more than four public company boards in addition to our Board. In identifying prospective Director candidates, the Corporate Governance and Nominating Committee may seek advice and recommendations from other Board members, management, shareholders or outside advisors. In addition, the Corporate Governance and Nominating Committee may, but need not, retain a search firm in order to assist it in identifying candidates to serve as Directors of the Company.

Candidates Recommended by Shareholders

The Corporate Governance and Nominating Committee will consider Director candidates recommended by shareholders using proxy access. Proxy access permits a shareholder, or group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years as of both the date of nomination to nominate and include in the proxy statement director nominees and the record date for determining shareholders eligible to vote at the applicable annual meeting and through the date of the annual meeting, constituting up to the greater of two individuals and 20% of the number of directors then serving. The shareholder(s) and the nominee(s) must satisfy the requirements specified in our Bylaws, including that notice of a nomination be provided to the Corporate Secretary at the address below not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to shareholders in connection with the prior year’s annual meeting.

A non-proxy access director nomination must notify the Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Any nomination submitted to the Corporate Secretary should be in writing, satisfy the requirements contained in our Bylaws, and include any necessary supporting material in support of the nomination, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected.

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The address to submit a nomination is: Corporate Secretary, Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496. All nominations received by the Corporate Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Corporate Governance and Nominating Committee for consideration. Shareholders also must satisfy the notification, timeliness, consent and information requirements set forth above and in our Bylaws. These requirements also are described under the caption “2021 Shareholder Proposals.” The Corporate Governance and Nominating Committee’s evaluation of shareholder-proposed director candidates will be the same as for any other proposed candidates.

Director Qualifications

We believe that a director should possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. He or she should have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing a range of experiences in business and in areas that are relevant to our business operations. We believe that directors with significant leadership experience, especially those serving in CEO positions, provide Office Depot with special insights.

As such, in identifying Director nominees, we seek individuals with:

•	experience as senior executives, directors or in other leadership roles;

•	an understanding of finance and financial reporting processes;

•	qualifications to be designated as a financial expert for those being considered for the Audit Committee;

•	a strong corporate governance background;

•	an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity;

•	qualities of independence in thought and action;

•	strong collaboration skills, with the potential to influence management; and

•	the ability to dedicate time to serve on the Board of Directors while being committed to the interests of all shareholders.

Election Process

Each Director nominee must be elected by a majority of the votes cast in an uncontested election. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” the Director nominee. If a nominee who currently serves as a Director is not re-elected, Delaware law provides that the Director would continue to serve on the Board as a “holdover director.” Under our Bylaws, if a nominee for Director who is an incumbent Director is not re-elected and no successor has been elected at such meeting, the Director is required to promptly tender his or her resignation to the Board of Directors. In that situation, the Corporate Governance and Nominating Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. Within ninety (90) days from the date that the Director submitted his or her resignation, the Board of Directors would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it. If the Board of Directors determines that there is a compelling reason for such incumbent Director to remain on the Board and does not accept the resignation, the Director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board of Directors, then the Board, in its sole discretion, may fill any resulting vacancy.

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2020 Nominees for Director

The Board of Directors has nominated the eight (8) individuals listed below for election as Directors to one-year terms of office that would expire at the 2021 Annual Meeting of Shareholders, or until their successors have been elected and qualified, or until their resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Each of the nominees is an incumbent Director of Office Depot recommended for re-election by the Corporate Governance and Nominating Committee. Biographical information regarding each of the Director nominees is set forth below.

The Board of Directors has determined that seven (7) Director nominees satisfy the definition of independent director under the Nasdaq Rules. In making these nominations, the Board reviewed the backgrounds, qualifications, attributes, experiences and contributions to the Board of the Director nominees and determined to nominate each of the current Directors for re-election.

Pursuant to our Bylaws, should any of the Director nominees be unavailable or unable to serve at the time of the Annual Meeting, the Corporate Governance and Nominating Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the Director nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining Director nominees (or as directed on your proxy). Each person nominated for election has agreed to serve if elected and the Board has no reason to believe that any Director nominee would be unavailable or unable to serve.

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THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOLLOWING DIRECTOR NOMINEES TO SERVE UNTIL THE 2021 ANNUAL MEETING:

GERRY P. SMITH
Age 56 Director since: 2017 Executive

 BIOGRAPHY:

Mr. Smith was appointed as Chief Executive Officer and a Director effective February 27, 2017. Prior to joining the Company, Mr. Smith was at Lenovo Group Limited, a $45 billion leading global technology company (“Lenovo”), since 2006. Most recently, Mr. Smith served as Lenovo’s Executive Vice President and Chief Operating Officer since 2016 where he was responsible for all operations across Lenovo’s global product portfolio. Prior to assuming this role, also in 2016, Mr. Smith was Executive Vice President and President, Data Center Group. From 2015 to 2016, he served as Chief Operating Officer of the Personal Computing Group and Enterprise Business Group, and from 2013 to 2015 he served as President of the Americas. In these roles, Mr. Smith oversaw Lenovo’s fast-growing enterprise business worldwide and Lenovo’s overall business in the America’s region. Prior to that, Mr. Smith was President, North America and Senior Vice President, Global Operations of Lenovo from 2012 to 2013, and Senior Vice President of Global Supply Chain of Lenovo from 2006 until 2012 where he was responsible for end-to-end supply chain management. Prior to Lenovo, Mr. Smith held a number of executive positions at Dell Inc. from 1994 until 2006, as the company became a global leader in personal computers.

 QUALIFICATIONS AND EXPERIENCE:

•  Extensive leadership experience and strong track record in increasing operating profit and managing complex integrations for corporations.

•  Strategic, operational, and managerial expertise gained through a more than 25-year career with Lenovo and Dell Inc.

•  Expertise in corporate turnarounds and positioning companies for future growth and success.

QUINCY L. ALLEN
Age 60 Director since: new Nominee Independent

 BIOGRAPHY:

Mr. Allen joined our Board in February 2020 and has over 35 years of leadership experience in the technology services industry, most recently serving as IBM Corporation’s (“IBM”) Go-To-Market Leader of Cognitive Process Services and Chief Marketing Officer for IBM Cloud from 2015 to 2018. Prior to joining IBM, Mr. Allen served as Chief Marketing and Strategy Officer at Unisys Corporation, a global information technology company, from 2012 to 2015. From 2009 to 2010, Mr. Allen served as Chief Executive Officer for Vertis Communications, a direct marketing and advertising company. Vertis Communications filed for voluntary bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in November 2010 and emerged from bankruptcy in March 2012. In October 2012, Vertis Communications filed for bankruptcy protection again. Prior to Vertis Communications, Mr. Allen held several leadership positions with Xerox Corporation, including serving as President of the Global Services and Strategic Marketing Group and President of Production Systems Group, as well as Vice President of Xerox Corporation. Mr. Allen previously served as a board member of NCR Corporation and Gateway, Inc.

 QUALIFICATIONS AND EXPERIENCE:

•  Significant executive management experience as a technology executive, chief executive officer, and public company board member.

•  Expertise in enterprise technology, supply chain, sales and marketing and product development.

•  Financial, operational and organizational expertise gained as executive management at several public corporations.

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KRISTIN A. CAMPBELL
Age 58 Director since: 2016 Independent

 BIOGRAPHY:

Ms. Campbell has served as the Executive Vice President and General Counsel for Hilton Worldwide Holdings Inc., a global hospitality company, since June 2011. Prior to Hilton Worldwide, Ms. Campbell spent 18 years at Staples, Inc., where she served as Senior Vice President, General Counsel and Corporate Secretary from 2007 to 2011. Before joining Staples in 1993, Ms. Campbell worked at law firms Goodwin Procter LLP and Rackemann, Sawyer & Brewster. Ms. Campbell is a board member of Vital Voices Global Partnership and an Advisory board member of New Perimeter and LegalMation.

Committees: • Compensation • Corporate Governance and Nominating (Chair)

 QUALIFICATIONS AND EXPERIENCE:

•  Extensive corporate retail experience in the office products and services industry, operational as well as consumer business experience.

•  Expertise in strategic development and execution, mergers and acquisitions, and integration.

•  Executive management experience with a large global company, including legal, regulatory, risk management and relevant board and governance experience.

CYNTHIA T. JAMISON
Age 60 Director since: 2013 Independent Financial Expert

 BIOGRAPHY:

Ms. Jamison was the Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing chief financial officer support to public and private companies. Prior to joining Tatum, she served as Chief Financial Officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison’s experience also includes her service, from 2004 to 2015, as a director of B&G Foods, Inc.

Committees: • Audit (Chair) • Corporate Governance and Nominating

 QUALIFICATIONS AND EXPERIENCE:

•  Extensive experience in financial and accounting matters, including public company reporting, strategy and capitalization expertise.

•  Served as Chief Financial Officer or on the board of directors of many public and private companies.

•  Brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

 OTHER PUBLIC DIRECTORSHIPS:

•  Tractor Supply Company (since 2002); currently Chairman of the Board

•  Darden, Inc. (since 2014); currently Audit Committee Chair, Compensation Committee member, and Finance Committee member

•  Big Lots, Inc. (since 2015); currently Nominating / Governance Committee Chair and Audit Committee member

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FRANCESCA RUIZ DE LUZURIAGA
Age 66 Director since: 2013 Independent Committees: • Compensation • Corporate Governance and Nominating

 BIOGRAPHY:

Ms. Luzuriaga was a director of OfficeMax from 1998 to November 2013. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga worked as an independent business development consultant, and is currently retired. From 2002 until 2005, she served as a director of Providian Financial Corporation, and as a director of the formerly public corporation SuperValu, Inc. from 2015 until its acquisition by United Natural Foods, Inc. in 2018. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan and in January 2017, she became chairperson of its board. Ms. Luzuriaga has been a board member of SCAN Foundation since 2017.

 QUALIFICATIONS AND EXPERIENCE:

•  Substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally.

•  Financial expertise and experience in corporate finance and accounting matters and strategy development and execution.

•  Extensive experience as a board member for public and private companies.

SHASHANK SAMANT
Age 51 Director since: New Nominee Independent

 BIOGRAPHY:

Mr. Samant joined our Board in February 2020. He brings over 30 years of technology, product development and services experience, and has served as President and Chief Executive Officer of GlobalLogic Inc., since 2011. GlobalLogic is a leader in digital product engineering helping enterprises design and develop innovative products, platforms and digital experiences. Prior to joining GlobalLogic, Mr. Samant was President of Ness Technologies, an IT services company, where he founded and built their product engineering services business. Prior roles include leading professional services for Hewlett-Packard’s Verifone business and establishing IBM’s first India-based engineering lab, globalizing the company’s R&D and software engineering efforts.

 QUALIFICATIONS AND EXPERIENCE:

•  Significant experience as a technology services senior executive at both small and large companies.

•  Extensive experience in strategic development and execution and operations.

•  Industry expertise in enterprise technology, product development and services.

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DAVID M. SZYMANSKI
Age 63 Director since: 2013 Independent Committees: • Audit • Corporate Governance and Nominating

 BIOGRAPHY:

Dr. Szymanski was a director of OfficeMax from 2004 to November 2013. Dr. Szymanski became the President of and Professor of Marketing at the University of North Florida in May 2018. Prior to that, Dr. Szymanski was Dean of and a Professor of Marketing at the University of Cincinnati Lindner College of Business from 2010 to 2018. Prior to that, Dr. Szymanski was a Professor of Marketing and holder of the JC Penney Chair of Retailing Studies at Texas A&M University, where he served from 1987 until 2010. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 to 2010, Dr. Szymanski was a director of Zale Corporation, and from 2004 to 2006, Dr. Szymanski was a director of the National Retail Federation Foundation Board.

 QUALIFICATIONS AND EXPERIENCE:

•  Significant leadership positions held at major universities.

•  Extensive knowledge regarding all aspects of the retail industry arising from his academic focus and significant financial experience.

•  Experience as a board member for another public company.

JOSEPH S. VASSALLUZZO
Age 72 Director since: 2013 Independent Non-executive Chairman of the Board

 BIOGRAPHY:

Mr. Vassalluzzo was appointed as the independent non-executive Chairman of the Board in February 2017. Since 2002, he has served as a director of the Federal Realty Investment Trust, where he is chairman of the board of trustees. Mr. Vassalluzzo was previously a director of LifeTime Fitness, from 2006 to 2015, where he was its lead director and chair of the compensation committee. Mr. Vassalluzzo also served on the board of directors of iParty Corp. from 2004 to 2013 and on the board of directors of Commerce Bancorp from 2005 to 2008 where he chaired various committees of both companies. He also operates a retail consulting business. Previously, Mr. Vassalluzzo was employed by Staples, Inc. from 1989 until 2005 and his duties included worldwide responsibility for all of Staples’s real estate activities, including, but not limited to, the development and management of all retail stores; distribution; office and warehouse centers; engineering, construction and design activities; facilities management; M&A activities; and the Legal Department function. Mr. Vassalluzzo also served as Staples’ vice chairman.

 QUALIFICATIONS AND EXPERIENCE:

•  Broad based experience in business, including extensive experience in retail businesses and the office supplies business.

•  Board service to a number of retailers, with retail and retail real estate expertise that is essential to our core business.

•  Executive and senior leadership positions at numerous retailers.

OTHER PUBLIC DIRECTORSHIPS: • Federal Realty Investment Trust (since 2002); currently Non-Executive Chairman of the Board of Trustees

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DIRECTOR COMPENSATION

The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), reviews our non-management directors’ compensation program periodically to determine its competitiveness against the compensation of the boards of directors of our peer group (as defined in the CD&A). In May 2019, FW Cook presented its review to the Compensation Committee and after consideration the Compensation Committee did not recommend any changes to the compensation of our non-management Directors at that time.

Compensation for our non-management Directors consists of an annual retainer fee in the amount of $210,000 per year, of which $75,000 is payable in cash in equal installments on a quarterly basis during which the Director served. No deferrals of cash payments are permitted by the Directors. The remaining $135,000 of the annual retainer fee is granted as stock unless the Director elects to defer his/her stock in the form of Restricted Stock Units (“RSUs”) to be distributed in shares following termination of service on the Board, with such election made by the end of the prior tax year for existing Directors and prior to appointment to the Board for new Directors. The equity portion is typically granted in a lump sum as soon as administratively practicable following the release of election results from the annual shareholders’ meeting.

For fiscal year 2019, the following compensation for services as a chair or as a member of the Board committees was paid in cash on a pro-rated, quarterly basis to the incumbent Directors:

Board Committee	Annual Fee for Chair	Annual Fee for Committee Members (excludes Chair)
Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Corporate Governance and Nominating Committee	$15,000	$7,500

Director Stock Ownership Guidelines

Non-management Directors are required to own five times the directors’ cash portion of the annual retainer fee (equal to $375,000) in shares of our common stock. Directors must also retain 100% of net shares awarded until termination of their service on the Board.

The Compensation Committee reviews these ownership guidelines, on an annual basis, with the assistance from its independent compensation consultant, to ensure that such guidelines align with best market practices, including the practices of a majority of our peer group, and with management’s ownership guidelines. In addition, the Compensation Committee annually reviews each Director’s progress toward meeting the ownership guidelines.

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DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2019

Director Compensation Table for Fiscal Year 2019
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name	(1) Fees Earned or Paid in Cash ($)	(2)(3)(4) Stock Awards ($)	(5) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation Total Other ($)	Total
Kristin Campbell	$107,500	$135,000	—	—	—	—	$242,500
Cynthia Jamison	$120,852	$135,000	—	—	—	—	$255,000
James Marino(6)	$117,500	$135,000	—	—	—	—	$252,500
Francesca Ruiz de Luzuriaga	$92,500	$135,000	—	—	—	—	$227,500
David Szymanski	$95,000	$135,000	—	—	—	—	$230,000
Nigel Travis(6)	$97,500	$135,000	—	—	—	—	$232,500
Joseph Vassalluzzo	$257,967	$135,000	—	—	—	—	$410,000

(1)

Since February 2017, Mr. Vassalluzzo has served as the independent non-executive Chairman of the Board to lead the Board of Directors. Effective May 4, 2018, the Board of Directors, in conjunction with the recommendation of the Compensation Committee, increased the annual cash retainer for the non-executive Chairman to $200,000. The Directors, excluding Mr. Vassalluzzo, receive annual compensation of: (a) $75,000 in cash, prorated for time in position, and (b) fees paid in cash for both serving as the Chair of a Committee and as the member of a Committee prorated for time in position.

(2)

The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the Directors when received. See Notes 1 and 14 of the consolidated financial statements in our 2019 Annual Report regarding the underlying assumptions used in the valuation of equity awards.

(3)

The “Equity Compensation Paid to Directors for Fiscal Year 2019” table that follows represents the aggregate grant date fair value of stock or RSUs granted to our Directors under the Company’s 2017 Long-Term Incentive Plan (the “2017 Plan”). Annual awards are calculated by a dollar value that is then translated into stock or RSUs based on the closing stock price of our common stock on the date of grant.

(4)

As of December 28, 2019, the aggregate number of RSUs convertible into shares of our common stock, outstanding for our Directors are set forth as follows: Kristin Campbell 175,252, Francesca Ruiz de Luzuriaga 436,398, Cynthia Jamison 216,667, James Marino 219,920, David Szymanski 432,852, Nigel Travis 143,548, and Joseph Vassalluzzo 230,855. All RSUs are fully vested as of December 28, 2019, but distribution is deferred until either the Director’s separation date or six months following the Director’s separation date, as applicable. Please see the “Equity Compensation Paid to Directors for Fiscal Year 2019” table that follows for all equity awards granted in fiscal year 2019.

(5)

As of December 28, 2019, the aggregate number of option awards outstanding for our Directors are set forth as follows: Francesca de Luzuriaga 12,164. All options are fully vested. There were no options granted to Directors in fiscal year 2019.

(6)

On February 14, 2020, Messrs. Marino and Travis notified the Company of their separate decisions not to stand for reelection to the Board of Directors at the Annual Meeting. Messrs. Marino and Travis will continue to serve as directors until the expiration of their terms at the Annual Meeting.

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EQUITY COMPENSATION PAID TO DIRECTORS FOR FISCAL YEAR 2019

Equity Compensation Paid to Directors for Fiscal Year 2019
(a)	(b)	(c)	(d)	(e)

Directors	Grant Date	Stock Awards	(1) Grant Date Fair Value of Stock Awards	Total Value of Equity Awards for 2018
Kristin Campbell	5/7/19	60,268	$2.24	$135,000
Cynthia Jamison	5/7/19	60,268	$2.24	$135,000
James Marino(2)	5/7/19	60,268	$2.24	$135,000
Francesca Ruiz de Luzuriaga	5/7/19	60,268	$2.24	$135,000
David Szymanski	5/7/19	60,268	$2.24	$135,000
Nigel Travis(2)	5/7/19	60,268	$2.24	$135,000
Joseph Vassalluzzo	5/7/19	60,268	$2.24	$135,000

(1)

Amounts are determined using the closing stock price of our common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2019” for additional information.

(2)

On February 14, 2020, Messrs. Marino and Travis notified the Company of their separate decisions not to stand for reelection to the Board of Directors at the Annual Meeting. Messrs. Marino and Travis will continue to serve as directors until the expiration of their terms at the Annual Meeting.

Indemnification Agreements

The Company has entered into indemnification agreements with its Directors and certain of its officers. The indemnification agreements require the Company to indemnify these Directors and officers to the full extent permitted by Delaware law against any and all expenses (including advances of expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent, or fiduciary of the Company or for another entity at the request of the Company, and maintain directors and officers liability insurance coverage.

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CORPORATE GOVERNANCE

Board Leadership Structure

The Corporate Governance Guidelines specify that the Corporate Governance and Nominating Committee review the Board’s leadership structure periodically, considering the Company’s circumstances from time to time. After such review and evaluation, the Corporate Governance and Nominating Committee will make its recommendation to the full Board which will approve the leadership structure of the Board.

The Board of Directors annually elects one of its own members to serve as the Chairman of the Board of Directors. Our Bylaws provide that the Chairman of the Board may also serve as the CEO. The Board of Directors believes that there is a wide array of leadership structures that could apply to many different business models and, therefore, the Board should have the flexibility to consider the appropriate leadership structure for the Company, which leadership structure may change over time.

The Corporate Governance Guidelines provide that in the event that the offices of the CEO and the Chair of the Board of Directors are not separate, or the Chair of the Board has been determined by the non-management Directors to no longer satisfy the independence qualifications under the Nasdaq Rules, the non-management Directors shall select a Director to serve as the “Lead Director” of the Board. The Lead Director must be a non-management Director. If applicable, upon recommendation by the Corporate Governance and Nominating Committee, the Board of Directors annually elects the Lead Director.

The roles of Chairman and CEO have been separated since 2017, enabling the Chairman to focus on leading the Board of Directors in its responsibilities and helping the Board ensure that management is acting in the best interests of the Company and its shareholders, and the CEO to focus on the Company’s day-to-day business operations. In February 2020, the Board of Directors determined that the designation of Mr. Vassalluzzo as an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board of Directors with independent leadership and meaningful coordination between management and the non-management Directors. This leadership structure has no impact on the Board of Directors’ oversight of risk.

Board and Committee Responsibilities

The Board of Directors has established three (3) standing committees — (i) Audit, (ii) Compensation and (iii) Corporate Governance and Nominating. The Board of Directors delegates various responsibilities and authority to its Board committees. The Board committees regularly report on their activities and actions to the full Board.

The Board of Directors held six (6) meetings during fiscal year 2019. The non-management Directors met insix (6) executive sessions during fiscal year 2019. In fiscal year 2019, each of the current Directors attended at least 75% of the total number of meetings of the Board and its standing committees on which each member served. Pursuant to the Corporate Governance Guidelines, each Director is expected to attend the Annual Meeting. All incumbent Directors who are up for re-election attended the 2019 Annual Meeting of Shareholders, as well as Messrs. Allen and Samant who were appointed to the Board of Directors on February 3, 2020, effective as of February 6, 2020.

Each of the Board committees operates under a written charter and annually reviews such charter in light of new developments in applicable regulations and may make additional recommendations to the Board to reflect evolving best practices. Each Board committee can engage outside experts, advisors and counsel to assist the Committee in its work. Each charter of the Board committees is posted to our website at http://investor.officedepot.com under the heading “Corporate Governance/Committee Charters.” We will also provide a printed copy of the Board committee charters to shareholders upon written request to our Corporate Secretary at Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.

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The following describes the responsibilities and current membership of the standing committees of the Board and the number of times each committee met in regular and executive sessions in fiscal year 2019.

Audit Committee	Primary Responsibilities

(6 Meetings; 6 Executive Sessions in fiscal year 2019)

Cynthia T. Jamison (Chair)

V. James Marino

David M. Szymanski

Nigel Travis

•  All members are financially literate and independent under the applicable Nasdaq and SEC requirements

•  Ms. Jamison and Mr. Marino have been determined to be audit committee financial experts under the definitions provided by the SEC

•  No member serves on the audit committee of more than three public boards

•  Oversees the financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements and our Code of Ethical Behavior, and the independence and performance of our internal and external auditors.

•  Oversees the work of the independent registered public accounting firm (including appointment and compensation).

•  Reviews the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm.

•  Reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and business risk management process and policies.

•  Conducts an annual risk assessment (jointly with the Compensation Committee) of the Company’s compensation policies and practices.

•  Oversees the Company’s internal audit function, including its audit scope and plan, and reviews the systems of internal controls.

•  Reviews the scope and planning of the annual audit with both the independent registered public accounting firm and internal auditors.

•  Reviews the findings and recommendations of both internal auditors and the independent registered public accounting firm and management’s response to those recommendations.

•  Reviews policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets.

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Compensation Committee	Primary Responsibilities

(5 Meetings; 5 Executive Sessions in fiscal year 2019)

V. James Marino (Chair)

Kristin A. Campbell

Francesca Ruiz de Luzuriaga

Nigel Travis

•  All members meet the Nasdaq requirements for independence

•  All members are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee” directors under the SEC requirements

•  Sets and reviews overall compensation philosophy, strategies, plans, policies and programs.

•  Reviews and proposes to the non-management Directors incentive compensation plans and equity-based plans, including performance objectives and metrics associated with these plans, on an annual basis for the CEO.

•  Reviews annually CEO’s performance and proposes to the non-management Directors CEO compensation (including salary, bonus, equity-based grants and any other long-term cash compensation).

•  Reviews annual performance of the other executive officers and approves their compensation (including salary, bonus, equity-based grants and any other long-term cash compensation).

•  Reviews and approves employment, retirement, severance, benefit and perquisite practices and change-in-control agreements/arrangements for our executive officers.

•  Reviews and approves the peer group companies for benchmarking compensation levels and pay practices, as well as performance, for the CEO, executive officers and non-management Directors.

•  Reviews annually talent development and succession plans for executive officers other than the CEO and makes recommendations to the Board.

•  Administers the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants to executive officers.

•  Responsible for enforcing the compensation clawback policy.

•  Conducts an annual risk assessment (jointly with the Audit Committee) of the Company’s compensation policies and practices.

•  Monitors compliance by executive officers and Directors with the Company’s stock ownership guidelines.

•  Oversees the design, participation, adequacy, competitiveness, internal equity and cost effectiveness for the Company’s broadly-applicable benefit programs.

•  Oversees the disclosure regarding executive compensation, including approving the report to be included in our annual proxy statement on Schedule 14A.

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Corporate Governance and Nominating Committee	Primary Responsibilities

(4 Meetings; 4 Executive Sessions in fiscal year 2019)

Kristin A. Campbell (Chair)

Cynthia T. Jamison

Francesca Ruiz de Luzuriaga

David M. Szymanski

•  All members meet the Nasdaq requirements for independence

•  Develops and recommends to the Board our corporate governance principles, policies and practices and takes a leadership role in shaping our corporate governance.

•  Reviews and evaluates the adequacy of and recommends to our Board amendments to our Bylaws, Certificate of Incorporation, committee charters and other governance documents.

•  Evaluates Board leadership structure and makes recommendations to the Board.

•  Reviews and makes recommendations to our Board regarding membership of the Board committees.

•  Recommends to the Board criteria and qualifications for Board membership, including assessing independence.

•  Identifies, reviews and recommends to our Board individuals for election or re-election to the Board, consistent with criteria approved by the Board.

•  Oversees the CEO succession planning process, including any emergency succession plan, and makes recommendation to our Board.

•  Monitors compliance with the Company’s Related Person Transactions Policy.

•  Oversees the Board and committees’ annual self-evaluations.

Delegation of Authority; Subcommittees

Beginning in December 2011 and from time to time, the Compensation Committee has delegated certain of its responsibilities to the Company’s internal compensation and benefits committee (the “CBC”) and employee benefits committee (the “EBC,” and together with CBC, the “subcommittees”). The subcommittees are comprised of certain senior executives of the Company. The Compensation Committee provides oversight for the establishment and termination, amendment, participating employers, administration, claims review and service provider functions of the qualified retirement, non-qualified deferred compensation and health and welfare benefit plans sponsored by the Company or its subsidiaries for eligible employees of the Company or its subsidiaries who work in North America, with the exception of all such plans sponsored separately by entities acquired by the Company or its subsidiaries other than such plans sponsored by CompuCom Systems, Inc. During fiscal year 2019, the Compensation Committee delegated authority to the CBC to make certain amendments to and carry out certain administrative responsibilities regarding the tax-qualified retirement plans, health and welfare benefit plans and nonqualified deferred compensation plans sponsored by the Company or its subsidiaries. Day-to-day administration and the authority to make certain other amendments to such plans were further delegated to the EBC.

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Board Oversight of Risk

Risk is an inherent part of Office Depot’s business activities and risk management is critical to the Company’s innovation and success. The Board of Directors has an active role in overseeing the management of Office Depot’s risks, directly and through its committees, and is responsible for evaluating the Company’s major risks, for determining that appropriate risk management and control procedures are in place ensuring that senior executives take the appropriate steps to manage all major risks. The Board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational and strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Office Depot. The involvement of the Board of Directors in setting Office Depot’s business strategy is a key part of its assessment of management’s appetite for risk and determination of what constitutes an appropriate level of risk for Office Depot.

The Company conducts an annual enterprise risk management assessment, led by the Company’s senior internal audit executive, where risk is assessed periodically by a steering committee, comprised of members of management representing the Company’s business units and corporate staff. The steering committee identifies and evaluates company-wide risks in three categories: strategic risk, preventable risk, and external risk. The results of this company-wide risk portfolio is first presented to, and evaluated by, the Company’s’ executive officers, and then presented to the Board of Directors. In addition to this annual presentation made to the full Board, the Audit Committee receives periodic updates on certain risk areas the Board has identified for focus, and the independent Directors periodically discuss risk management during executive sessions without management present.

Oversight of certain specific risks is delegated to the following committees of the Board of Directors. The Audit Committee oversees risk relating to the Company’s major financial risk exposures, including cybersecurity, legal, regulatory and compliance, internal controls, financial statements and financial reporting and controls, and the steps taken by management to monitor and control such exposures. The Audit Committee also receives an annual risk assessment report from the Company’s internal audit team.

As part of overseeing risks arising from the Company’s compensation policies and programs for all employees, including annual executive compensation review and compensation of the non-management Directors, the Compensation Committee reviews management recommendations of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with Office Depot’s business strategy. The Audit and Compensation Committees annually have a joint meeting to review the Company’s incentive compensation plans for a risk assessment conducted by the Company’s internal audit team and the Compensation Committee’s independent compensation consultant. See “Compensation Programs Risk Assessment” on page 53.

The Corporate Governance and Nominating Committee oversees risks related to the Company’s governance structure and potential risks arising from related person transactions.

Risk Assessment of Compensation Programs

In February 2020, the Compensation Committee, in a joint meeting with the Audit Committee, assessed our 2019 compensation programs and practices and concluded that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee’s independent compensation consultant also reviews and assesses the risk in our compensation programs.

We conducted a risk assessment that included a detailed qualitative and quantitative analysis of our compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of our compensation programs

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compares to compensation programs maintained by our peer companies. Based on our risk assessment, and the reviews done by the independent compensation consultant and the Compensation and Audit Committees jointly, the Compensation Committee believes that our 2019 compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of Office Depot.

We have programs and features that are designed to ensure that our employees, including the NEOs, are not encouraged to take unnecessary risks in managing our business, including:

•

Oversight of compensation programs (or components of programs) by the Compensation Committee and by a broad-based group of functions within the Company, including the Human Resources, Legal, and Internal Audit Departments;

•	Discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance, and determine final incentive award payouts;

•	A variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	Incentives focused primarily on the use of financial metrics based on our annual operating plan which is approved by the Board;

•	Multi-year service-based vesting conditions with respect to equity-based awards;

•	Adoption of a total shareholder return metric under the long-term incentive program;

•	Rigorous stock ownership guidelines; and

•	An incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

We periodically monitor our incentive programs throughout the year to ensure that such programs do not encourage undue risk taking and appropriately balance risk and reward consistent with our enterprise risk management efforts.

Director Independence and Independence Determinations

The Corporate Governance Guidelines require that a majority of the Board of Directors must be “independent” under the Nasdaq Rules, and all Directors who are members of the Company’s Audit, Compensation and Corporate Governance and Nominating Committees, must also be independent. To maintain its objective oversight of management, the Board of Directors consists, currently, of all independent Directors, with the exception of Mr. Smith, the current CEO of the Company.

The Board of Directors evaluates the independence of each Director nominee in accordance with the Corporate Governance Guidelines, which incorporate the Nasdaq Rules and the SEC rules. The Board considered transactions and relationships between the Company and its subsidiaries and affiliates on the one hand and, on the other hand, Directors, immediate family members of Directors, or entities of which a Director or an immediate family member is an executive officer, general partner or significant equity holder. The Board also considered whether there were any transactions or relationships between any of these persons or entities and any members of the Company’s senior management or their affiliates.

Based on an annual evaluation performed, and recommendations made, by the Corporate Governance and Nominating Committee, the Board of Directors affirmatively determined that each of the following Directors who served in fiscal year 2019 were, or is a current Director nominee are, independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.

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Quincy L. Allen	V. James Marino	David M. Szymanski
Kristin A. Campbell	Francesca Ruiz de Luzuriaga	Nigel Travis
Cynthia T. Jamison	Shashank Samant	Joseph S. Vassalluzzo

The only member of the Board of Directors who is not independent is Gerry P. Smith. Mr. Smith, as CEO of the Company, is the only employee member of the Board.

The Board of Directors also affirmatively determined that, none of its members has a material relationship with the Company that would impair independence from management, and that all members serving on the Audit, Compensation and Corporate Governance and Nominating Committees have been determined by the Board to be comprised of independent Directors. The Board of Directors’ evaluation included consideration that a relative by marriage of Ms. Campbell is a managing director of Deloitte Consulting LLP, which is a separate legal entity from the Company’s independent registered public accounting firm Deloitte & Touche LLP, and such relative does not personally perform any audit or other services for the Company while working at Deloitte Consulting LLP. In addition, none of the Directors serve as an executive officer of a charitable organization to which the Company made contributions during fiscal year 2019.

Related Person Transactions Policy

The Office Depot Related Person Transactions Policy sets forth the policies and procedures governing the review and approval or ratification by the Corporate Governance and Nominating Committee of transactions between Office Depot, on the one hand, and (i) an executive officer; (ii) Director; (iii) an immediate family member of an executive officer or Director; (iv) any security holder who is known by Office Depot to own of record or beneficially more than five percent of any class of Office Depot’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.”

This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	in which Office Depot was or is to be a participant;

•

in which the amount exceeds $120,000 (including any contribution of $120,000 or more to a charitable organization in which a related person is a trustee, director, executive officer or has a similar relationship); and

•	in which any related person has, or will have, a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company and its stakeholders. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to Office Depot than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. A copy of the Policy is available for review on our website at http://investor.officedepot.com under the headings “Corporate Governance/Governance Documents.”

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On an annual basis, each Director and executive officer of the Company is required to complete a questionnaire which requires disclosure of any related person transaction. The Company’s Chief Legal Officer is responsible for determining whether any related person transaction is required to be disclosed in the Company’s applicable SEC filings and will ensure that such transaction or any series of similar transactions required to be disclosed will be presented to the Corporate Governance and Nominating Committee for pre-approval or ratification if required under the Policy. During fiscal year 2019, all transactions that were potentially subject to the Policy were reviewed and approved or ratified by the Corporate Governance and Nominating Committee and, there were no related person transactions that were required to be disclosed pursuant to Item 404(a) of Regulation S-K or affected our Directors’ independence.

Executive Sessions

The non-management Directors of the Company meet in executive sessions without management on a regular basis. The non-executive Chairman of the Board presides at such executive sessions. In the absence of the non-executive Chairman of the Board, the non-management Directors will designate another Director to preside over such executive sessions.

Board and Committee Evaluations

The Board of Directors and its committees are evaluated annually to assess the effectiveness of the Board and each committee. The evaluations focus on the Board’s and each committee’s and their respective members’ performances and contributions to the Company as well as provide constructive feedback. The Corporate Governance and Nominating Committee is responsible for overseeing a formal evaluation process to assess the composition and performance of the Board and each committee on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each Director completes an evaluation form, or participates in an interview or other method the Corporate Governance and Nominating Committee utilizes to seek feedback. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any individual and are kept confidential to ensure honest and candid feedback is received. The Corporate Governance and Nominating Committee discusses opportunities and makes recommendations for improvement as appropriate to the full Board, which implements agreed upon improvements. A Director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Director Education

In accordance with the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee will arrange an orientation program for newly elected Directors and, together with the CEO, determine the content of such orientation. It is important for Directors to stay abreast and informed on developments in corporate governance best practices in order to effectively discharge their duties. Our Directors are provided updates on corporate governance developments at regularly scheduled Board meetings, and Directors are encouraged to participate in programs that specialize in director education on a regular basis but at least one session every two (2) years. The Company pays for attendance fees to participate in such programs and reimburses the Directors for their reasonable costs associated with attending these programs.

Corporate Governance Guidelines

Strong corporate governance principles and practices are a long-standing priority at Office Depot. The Board of Directors has adopted Corporate Governance Guidelines, which set forth a framework within which the Board, assisted by its three standing committees, direct the affairs and business of Office Depot and engage in meaningful discussions with management to ensure long-term growth for the benefit

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of the shareholders and other stakeholders, be informed of the Company’s operating plans and strategic objectives, promote public trust in the Company, and strengthen management accountability. The Corporate Governance and Nominating Committee reviews the Corporate Governance Guidelines annually to reflect evolving corporate governance standards identified by shareholders and other stakeholders, and any changes are recommended to the Board of Directors for review and approval.

The Corporate Governance Guidelines addresses, among other things, the composition and functions of the Board of Directors, Director independence, stock ownership by and compensation of Directors, management succession and review, Board leadership, Board committees, Board membership criteria, and selection of new Director candidates.

Code of Business Conduct (Code of Ethical Behavior)

The Board of Directors has adopted a Code of Ethical Behavior which is applicable to all Company employees, including the principal executive officer, the principal finance officer, the principal accounting officer, and the Board of Directors. If the Board amends or waives the Code of Ethical Behavior with respect to the executive officers of the Company, the Company will post the amendment or waiver on its website at http://investor.officedepot.com, under the headings “Corporate Governance/Governance Documents.”

The Company has established a confidential hotline to assist its employees in complying with their ethical and legal obligations and to report suspected violations of applicable laws or Company policies or procedures. The hotline enables employees, vendors and the public to express their concerns about possible violations of law or Company policies by the Company and/or management without fear of retribution or retaliation of any kind. It is Office Depot’s express policy that no retaliatory action be taken against any employee for using the hotline procedure. The hotline is operated by an independent third party, not by Company personnel. The hotline can be accessed by either calling the following toll-free number or visiting the following website:

1-866-634-6854

www.odhotline.com

The Corporate Governance Guidelines and the Code of Ethical Behavior are available on the Company’s website at http://investor.officedepot.com, under the heading “Corporate Governance/Governance Documents.” In addition, a printed copy of such documents will be provided to any shareholder upon written request to the Corporate Secretary at Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.

Shareholder Engagement and Investor Outreach

Management and the Board of Directors are committed to a proactive shareholder engagement program. We believe that strong corporate governance should include meaningful dialogue with our shareholders and key stakeholders to understand their perspectives on corporate governance, executive compensation, sustainability and other issues that are important to them. Engagement with shareholders builds mutual understanding and a basis for progress, and the feedback we receive from them impacts our corporate governance practices. Senior management from Legal and Investor Relations, and subject matter experts from the Company communicate with institutional investors throughout the year to gain their perspectives on current issues and address any questions or concerns. We also respond to individual shareholders and other stakeholders who provide feedback about our business. Our Vice President of Investor Relations and/or our Chief Financial Officer provide feedback from the investor and analyst meetings formally to the Board and its committees, where applicable, on a quarterly basis.

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During fiscal year 2019, we sought feedback from our top 20 shareholders representing approximately 70% of the Company’s outstanding common stock to discuss risk management, governance practices, executive compensation, board composition, environmental and social issues, and other matters that the shareholders wished to discuss.

We will continue our shareholder engagement and investor outreach during fiscal year 2020, including our regular participation at analyst meetings and industry conferences and communication of the Company’s strategy to continue to roll out its B2B integrated distribution platform providing high value products and services. We remain committed to these ongoing discussions and welcome feedback from all shareholders, who may reach our Investor Relations team by calling (561) 438-4629 or visiting http://investor.officedepot.com or can contact our Directors or executive officers as described below.

Communicating with our Board of Directors

As stated in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with the Board of Directors may contact any member (or all members) of the Board of Directors, or the non-management Directors as a group, any committee of the Board or any chair of any such committee by mail. The Corporate Secretary reviews all communications sent to the Board related to the duties and responsibilities of the Board and its committees and provides these communications to the non-executive Chairman of the Board, the applicable committee chair or the full Board as necessary.

In addition, any person who desires to communicate a confidential specific matter to the Audit Committee may do so by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at the corporate headquarters address below. Mark “Confidential” on the outside of the envelope. Any confidential communications submitted anonymously will not be opened for any purpose other than for appropriate security inspections. Such communications will be reviewed by the Chair of the Audit Committee with follow-up action as he or she deems appropriate.

Correspondence should be sent “c/o Corporate Secretary,” Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.

Environmental and Social Matters

The Company, including its major subsidiaries Grand & Toy Limited and CompuCom Systems, Inc., provide relevant business solutions aligned around the shared purpose of being exceptional corporate citizens. The Company is committed to building strong communities, fostering inclusion and diversity, and being good stewards of the environment and helping its customers do the same.

Company’s Sustainability Strategy

The Corporate Governance and Nominating Committee oversees the Company’s sustainability strategy. The Company believes that sustainability plays an essential role in the success of our Company, our industry and our communities, and is committed to operating in a socially responsible manner. The Company’s sustainability strategy focuses on conducting its business to ensure that it preserves the environment for future generations and provide a safe and healthy working environment for all its employees. The Company’s Sustainability Governance Council (the “Council”) consists of 27 Company-wide leaders representing 18 key departments across the organization. The key objective of the Council is to implement and support Office Depot’s sustainability vision and mission. In 2019, the Council developed public facing goals around energy reduction, reduction in emissions and increasing local community investment. These goals are included in our sustainability landing page on our website and were developed by incorporating Sustainable Development Goals (SDGs) and creating metrics around these material topics. The Council helps to prepare an annual sustainability report and in 2018 conducted an in-depth materiality assessment based on stakeholder interviews and surveys. Findings and recommendations provided from this assessment has set the course for 2020 and beyond. A copy of our

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current sustainability report and our landing page are available for review on our website at http://investor.officedepot.com under the heading “Corporate Sustainability.”

Diversity and Inclusion Initiatives

Creating a diverse and inclusive workplace culture is an important value that is incorporated into the Company’s daily work culture and long-term strategies. We actively monitor diversity on a company-wide basis, and provide our employees with access to resources like our Associate Resource Groups (ARGs), which include our Diversity Council, Somos (Latino/Hispanic associates and allies), Women of Color, Young Professionals, LGBTQA+, Veterans and Women in Technology. ARGs work to foster a welcoming and inclusive work environment, drive awareness, and facilitate engagement, development and support within affinity groups. The Company has been recognized in our local communities and on a national level for our inclusion efforts. Office Depot is committed to an inclusive work environment that values and respects the talents and contributions of every associate. The Company creates a diverse and inclusive workplace culture when it attracts and hires associates of all abilities and backgrounds. The Company’s commitment to equal opportunity is driven by Office Depot’s values, which include teamwork and respect. Diversity is intrinsic to the Company’s values and contributes to the Company’s success in the markets it serves. In addition to the Company’s values, Office Depot also lives by the following diversity values:

•	Office Depot employs a diverse workforce that reflects the communities in which the Company does business.

•	Office Depot offers equal opportunities for advancement and encourage all employees to develop to their full potential.

•	Office Depot appreciates the importance of a diverse workforce at the highest levels of management.

•	Office Depot embraces new ideas and perspectives and respects individual differences.

•	Office Depot does not tolerate harassment of any kind.

To help achieve the Company’s inclusion and diversity goals, Office Depot engages a broad range of community stakeholders and reaches entire communities through its corporate citizenship efforts.

Office Depot also recognizes that disability inclusion is a fundamental value that is incorporated into the Company’s daily work culture and long-term strategies. In 2018, the LaunchAbility Academy Training program and Office Depot partnered with the Texas Department of Assistive and Rehabilitative Services to offer an eight-week program for disabled individuals to help them gain professional experience. Four local high school students successfully completed the program and officially became a part of the Office Depot Supply Chain team. In the spring of 2020, Office Depot will be celebrating the five year anniversary of the LaunchAbility program. In addition, Office Depot is an active participant and sponsor of Disability:In and has participated in Disability:In’s Disability Equality Index survey.

Office Depot continues to devote resources and efforts into these disability training and hiring initiatives and works closely with local communities to maximize the benefits of these programs. Furthermore, Office Depot is proud to have received a 100% score on the Human Rights Campaign (HRC) Foundation’s Corporate Quality Index for the eighth consecutive year. Office Depot has always been, and will continue to be, committed to maintaining — and continuously enhancing — robust policies and programs designed to ensure that disability inclusion is a fundamental value tightly interwoven into the Company’s everyday function and long-term goals.

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CEO and Executive Management Succession Planning

The Corporate Governance and Nominating Committee oversees CEO succession planning, which is formally reviewed at least annually, in executive session with only non-management Directors present. During these executive sessions, the non-management Directors evaluates the requirements for the CEO position and regularly reviews potential permanent and interim candidates for the CEO role.

The Compensation Committee annually evaluates the succession planning process for the executive management team (other than the CEO), including the professional development of senior and midlevel management employees identified as potential successors to the executive management team to ensure that plans are in place for orderly succession of executive management, whether arising from natural career growth and development, voluntary turnover, retirements, or other reasons.

The Board of Directors also established steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable the Company to respond in the event of our CEO’s termination of employment with the Company for any reason (including death or disability) or other sudden departure, to ensure the stability and accountability of the Company during periods of transition and minimizing potential disruption or loss of continuity to the Company’s business and operations. The Board of Directors meets at least annually to review and discuss this emergency plan.

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-pledging and anti-hedging policies. See Compensation Discussion and Analysis under subheading “Important Corporate Governance Policies” for further information about these policies.

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AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee operates pursuant to a written charter which is reviewed annually by the Audit Committee and approved by the Board of Directors. A brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the heading “Corporate Governance — Board and Committee Responsibilities.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

To perform its oversight function, the Audit Committee has:

•	Reviewed and discussed the Company’s audited financial statements and related footnotes with management.

•	Discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

•

Received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence.

•

Discussed with the Company’s independent auditors its independence from management and the Company and reviewed and pre-approved the services provided by the Company’s independent auditors other than their audit services and considered whether the provision of such other services by the Company’s independent auditors is compatible with maintaining their independence.

•

At least annually, discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits for the fiscal year 2019, and then met with the internal auditors and the Company’s independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2019 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Cynthia T. Jamison (Chair)

V. James Marino

David M. Szymanski

Nigel Travis

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PROPOSAL No. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent registered public accounting firm to audit Office Depot’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 26, 2020. D&T has served as the Company’s independent auditors each year since 1990. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the appointment of D&T to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. In the event the shareholders do not ratify the appointment of D&T as the independent auditors to audit our financial statements for fiscal year 2020, the Audit Committee, in its discretion, will consider the voting results and evaluate whether to select a different independent auditor. Representatives of D&T will attend the Annual Meeting and will be available to respond to appropriate questions. Although D&T has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Non-Audit Fees

In connection with the audit of fiscal year 2019 consolidated financial statements and internal control over financial reporting, the Company entered into an agreement with D&T which sets forth the terms by which D&T will perform audit services for the Company.

The following table sets forth the aggregate fees for professional services rendered by D&T for the audit of the Company’s consolidated financial statements for fiscal years 2019 and 2018 and fees billed for other services rendered by D&T for those periods.

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)

2019	$4,552,736	$58,000	$98,363	$0

2018	$5,355,000	$85,000	$145,192	$0

(1)

Audit Fees — These amounts represent fees of D&T for professional services rendered in connection with: (i) the audits of our annual consolidated financial statements and the effectiveness of our internal controls over financial reporting for the fiscal years ended December 28, 2019 and December 29, 2018; (ii) the review of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; (iii) consultations on accounting matters; (iv) statutory audit filings; and (v) SEC registration statements.

(2)

Audit Related Fees — Audit-Related Fees in 2018 consist of fees primarily for the evaluation of internal control procedures for new accounting standards, procedures related to the issuance of a compliance letter for the new term loan, and for the review of pro forma financial statements related to the Company’s acquisition of CompuCom Systems, Inc.

(3)	Tax Fees — Tax Fees consist of fees billed for professional services performed by D&T with respect to tax compliance and advisory services.
(4)	All Other Fees — All Other Fees consist of permitted services other than those that meet the criteria above and are primarily fees for advisory services.

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Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be separately approved in advance by the Audit Committee. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for non-audit services provided that the pre-approval of each service permitted by the Chair is limited to a pre-established threshold of up to $250,000 and reported to the full Audit Committee at its next meeting. All audit and non-audit services provided in fiscal years 2018 and 2019 were pre-approved by the Audit Committee in accordance with these policies and procedures.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information
The table below summarizes the status of our equity compensation plans at December 28, 2019.

	(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	(2) Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	35,908,603	$0.17	43,257,203

Equity compensation plans not approved by security holders	—	—	—

(1)

The number of shares reported includes 20,562,715 performance stock units (“PSUs”) reserved at target where performance attainment has yet to be determined. Shares reserved for issuance under the Company’s equity compensation plan will be adjusted accordingly for a payout other than target.

(2)	The outstanding awards include RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding options had a weighted average exercise price of $4.37 per share.

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COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (the “CD&A”) describes our executive compensation programs and explains how the Compensation Committee made its compensation decisions for our named executive officers (also referred to in this CD&A as “NEOs”) for fiscal year 2019.

The NEOs for fiscal year 2019 are:

•	Chief Executive Officer (“CEO”), Gerry P. Smith;

•	Former Executive Vice President and Chief Financial Officer (“CFO”), Joseph T. Lower;

•	Executive Vice President, Chief Legal & Administrative Officer, and Corporate Secretary, N. David Bleisch;

•	Former Executive Vice President and Chief Customer Officer, Jerri L. DeVard; and

•	Executive Vice President, Business Solutions Division, Stephen M. Mohan

Mr. Lower, our former Executive Vice President and Chief Financial Officer, left the Company on January 10, 2020. A search is currently underway for a replacement.

Ms. DeVard, our former Executive Vice President and Chief Customer Officer, left the Company on March 16, 2020.

EXECUTIVE SUMMARY

Strategic Initiatives

Fiscal year 2019 marked the third year of the Company’s transformation to a more powerful B2B integrated distribution company that delivers business services and supplies, products and technology solutions through our fully integrated B2B platform.

Throughout the year, we have taken several actions to enhance our B2B platform and capabilities including expanding our distribution presence, implementing new technology and improving our operations.

Through our Business Acceleration Program implemented in May 2019, we streamlined our operating structure and improved business effectiveness across the entire enterprise, creating significant cost savings and allowing for additional investment in our B2B platform for future growth. Strong execution of this effort resulted in our surpassing stated efficiency goals of $40 million in cost savings in 2019 and we are well positioned for further cost savings in the coming year providing additional fuel for growth investments.

Under strong new leadership put in place during the year in our B2B businesses, which include our Business Solutions Division (BSD) and CompuCom Division, we have taken several actions to improve and prepare our platform to drive sustained sales growth and greater profitability. In our BSD division, these actions focus on enhancing our sales efficiency, eliminating unprofitable sales activities, repositioning our value proposition, using data analytics to drive sales, and expanding adjacency categories to diversify our offerings. As expected, some of these actions had a near-term negative impact to revenue growth during the year, but resulted in significant increase in profitability and improved our platform for sustained profitable growth in the future. Under CompuCom’s new leadership, the division refocused its strategy to capitalize on its competitive strengths, resulting in a significant recovery in performance throughout the year. In our Retail division, we took actions to optimize our store footprint, closing 53 unprofitable stores to improve profitability and reduce long-term lease obligations and improve capital returns. Together with stronger operating performance in our BSD and retail operations, we drove a significant increases in our consolidated operating performance for the year.

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We continue to enhance our foundation for future growth, expand our distribution presence and supply chain capabilities. The Company continues to pursue our strategy of selectively acquiring high-quality regional companies in geographies where we have little presence. These small acquisitions are a cost-effective means to grow our distribution network and business customer base. In 2019, we acquired 5 of these strategically located and diversified companies. We continue to invest in additional supply chain capabilities which increase efficiency and lower costs. We grew our private fleet of delivery vehicles and continue to implement new technology gaining additional visibility throughout our supply chain and deploying new robotic technology to automate many tasks.

We continue to improve our balance sheet, pay down debt and generate cash. We returned $95 million to shareholders in the form of share repurchases and dividends. Additionally, we have proposed a holding company reorganization plan that, if approved, we expect to implement in 2020, providing additional efficiency and flexibility.

2019 Financial Highlights

For the 2019 fiscal year, we made tremendous progress on our plans to transform our Company and extend our leadership position as a leading B2B provider of business products and services. For the year, we streamlined our operations and built a more efficient business model, improved our B2B platform for profitable growth, generated strong operating and cash flow results, and improved our balance sheet and returned capital to shareholders. Some of the specific highlights from 2019 were as follows:

•	Instituted our Business Acceleration Program driving sustainable improvements in our business model

•	Drove increases in profitability on a consolidated basis.

•	Drove a 12% increase in operating income in our Business Solutions Division (BSD); Drove a 1% increase in operating income in our Retail Division

•	Delivered increases in services revenue in our BSD and Retail Divisions of 8% and 6%, respectively; Service revenues of 16% of total company revenues

•	Generated operating cash flow from continuing operations of $366 million; strengthened our balance sheet, ending the year with approximately $1.6 billion in total liquidity;

•	Returned $95 million through stock repurchases and dividends; paid down over $98 million in debt;

•	Invested in our future, including expanding our distribution network capabilities, enhancing our eCommerce platform, and embracing new technology to increase automation in our operations.

These results provide tangible evidence that we are well on our way to enhancing our position as a leading integrated B2B distribution platform providing business services and supplies, products and technology solutions.

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Key 2019 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during fiscal year 2019 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2019 Compensation Actions
Base Salary (Page 42)	• Competitive base salaries help attract and retain executive talent	• Increased base salary for Messrs. Lower and Bleisch, to recognize increased responsibilities and to remain market competitive. No changes were made in the base salary of the other NEOs.
Annual Cash Bonus (Page 42)

•  Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance

•  Goals were based on Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (50%) and Net Sales (50%)

•  These metrics are critical for continued stability, with an emphasis on growing top line sales

•  In response to investor feedback, the 2018 Adjusted Operating Income (AOI) metric was replaced with Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This metric ensures consistency with revised reporting and investor guidance.

•  Maximum payout was increased from 150% in 2018 to 200% to incent outperformance and to align with market practice

•  Increased Mr. Lower’s target bonus by 10% to 90% of base salary to recognize his increased responsibilities

Long-Term Equity Incentive Compensation (Page 44)

•  2019 long-term awards consist of performance shares and RSUs

•  Performance shares are based on 3-year relative Total Shareholder Return (TSR) performance and achievement of pre-established 3-year total free cash flow (FCF) levels

•  FCF is integral to the investment in the ongoing transformation of the business and will also provide financial flexibility for future debt repayments and capital return

•  Relative TSR measures the creation of value for our shareholders relative to peers during the performance period

•  RSUs provide focus on stock price growth and serve our talent retention objectives

•  Retained the same weighting as in 2018, with performance shares granted at 60% of the LTI opportunity and 40% granted as RSUs.

•  Of the PSUs, 50% will be earned based on relative TSR and 50% will be earned based on achievement of FCF goals.

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WHAT WERE THE RESULTS OF OUR ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION?

At our May 2019 annual shareholder meeting, our shareholders were given the opportunity to cast an advisory vote “for” or “against” the compensation of our NEOs in fiscal year 2018. On the advisory “say-on-pay” vote, our shareholders approved the compensation of our NEOs with approximately 87.2% of the votes cast voted “for” our executive compensation. The Compensation Committee considers this approval level as reflective of continued shareholder support of our pay-for-performance compensation philosophy and program.

Throughout fiscal year 2019, we continued our proactive shareholder engagement and investor outreach program, which includes meetings with the investment community, particularly our top 20 investors who collectively represent approximately 70% of our outstanding common stock, to obtain feedback on our progress and strategy as well as executive compensation design, board composition, risk management and other environmental, social, and corporate governance issues. Management also holds conference calls and participates in in-person meetings with investors following our quarterly earnings release as another way to seek feedback and respond to questions from investors about specific matters of importance such as executive compensation design.

Based on feedback received from our largest shareholders:

•	In fiscal year 2019 we continued to externally report both AOI and Adjusted EBITDA, but placed a greater emphasis on Adjusted EBITDA because it is a more cash-profit focused metric than AOI.

•

To better align the metrics under the 2019 Annual Bonus Plan with the metrics used to internally run the business, management replaced AOI with Adjusted EBITDA as a metric in the 2019 Annual Bonus Plan. Net Sales continued to be the other metric used in this plan. Adjusted EBITDA is a more frequently used metric by the investor community and is commonly used to perform comparisons across the industry. The Adjusted EDITDA metric allows management to more accurately benchmark our plan design and performance against companies in our peer group for executive compensation purposes.

COMPENSATION PHILOSOPHY

OBJECTIVE	COMPENSATION DESIGN CRITERIA
Accountability for Business Performance

•  Tie compensation in large part to our financial and operating performance, so that executives are held accountable for the performance of the business for which they are responsible and for achieving the Company’s Annual Operating Plan.

Accountability for Long-Term Performance	• Include meaningful incentives to create long-term shareholder value while not promoting excessive risk taking.
Competition	• Reflect the competitive marketplace so we can attract, retain, and motivate talented executives throughout the volatility of business cycles.

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WHAT ARE THE ELEMENTS OF OUR NEO COMPENSATION PACKAGES?

The various elements of compensation we pay to our NEOs intend to reflect our compensation philosophy and: (i) provide an appropriate level of financial certainty through fixed compensation, (ii) ensure that at least 60% of equity compensation is performance-based, and (iii) create a balance of short-term and long-term incentives.

COMPENSATION ELEMENT	PURPOSE
Base Salary

•  Provide financial predictability and stability through fixed compensation that is less than a majority of total compensation at target;

•  Provide a salary that is market competitive;

•  Promote the retention of executives; and

•  Provide fixed compensation that reflects the scope, scale and complexity of the executive’s role.

Short-Term Incentives (Corporate Incentive Plan or Annual Bonus Plan)

•  Align management and shareholder interests;

•  Provide appropriate incentives to achieve our annual operating plan;

•  Provide market competitive cash compensation when targeted performance objectives are met;

•  Provide appropriate incentives to exceed targeted results; and

•  Pay meaningful incremental cash awards when results exceed target and pay below market cash awards when results are below target.

Long-Term Incentives (Long-Term Incentive Program, or LTIP)

•  Align management and long-term shareholder interests;

•  Balance the short-term nature of other compensation elements with long-term retention of executive talent;

•  Focus our executives on the achievement of long-term strategies and results; and

•  Support the growth and operational profitability of the Company.

Employment, Change in Control and Severance Arrangements

•  Enable us to attract and retain talented executives;

•  Protect Company interests through appropriate post-employment restrictive covenants, including non-competition and non-solicitation;

•  When applicable, and if appropriate, ensure management is able to analyze any potential change in control transaction objectively; and

•  When applicable, and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits

•  Provide participation in the same benefits programs as our other employees; and

•  Limit special benefits and perquisites and use as competitively appropriate and necessary to attract and retain executive talent.

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IMPORTANT CORPORATE GOVERNANCE POLICIES

Our 2019 executive compensation program was based on a compensation philosophy adopted by our Compensation Committee and reflected the advice of the Compensation Committee’s independent compensation consultant, FW Cook. The Compensation Committee considered the independence of FW Cook under applicable SEC and the Nasdaq Rules, and concluded there was no conflict of interest. The Compensation Committee is guided by the following key principles in determining the compensation structure for our executives:

WHAT WE DO	WHAT WE DON’T DO

✓     Independent compensation consultant — Our Compensation Committee receives advice from an independent compensation consultant, which reports directly to the Compensation Committee and provides no other services to the Company.

✓     Stock ownership guidelines — To further align the long-term interests of our executives and our shareholders, our Board of Directors has established robust stock ownership guidelines applicable to our Directors, CEO, and other NEOs.

✓     Thorough competitive benchmarking — We generally provide target compensation opportunities to our executives in a manner that reflects a competitive marketplace and allows us to attract, retain and motivate talented executives throughout the volatility of business cycles. We endeavor to design the executive compensation packages so that the total target direct compensation falls at or near the median of similarly-situated executives in our peer group (as defined below).

✓      Accountability for long-term performance — We establish meaningful incentives in our executives’ compensation that create long-term shareholder value while not incentivizing excessive risk-taking. In addition, we grant equity to our executives that vests over multiple years to encourage retention and incentivize the executives to create shareholder value.

✓     Pay for performance — We tie compensation to our financial and operating performance so that executives are held accountable through their compensation for achieving our annual operating plan.

✓     Annual shareholder “say-on-pay” vote — Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the NEOs as described in our annual proxy statement.

✓     Limit perquisites to NEOs — Our NEOs are provided with limited types of perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation philosophy.

✓     Recoupment of incentive compensation — If we restate our reported financial results for any period beginning after January 1, 2010, our clawback policy allows our Board to seek to recover or cancel any bonus and other awards made to our executive officers that were based on having met or exceeded performance targets that would not have been met or exceeded under our restated financial results.

X      No tax gross ups — Other than for taxes for the receipt of relocation benefits, which are generally available to all of our relocated employees, and amounts for costs related to reasonable personal expenses associated with attending Company-sponsored events, none of our NEOs receive gross-ups for taxes on personal benefits.

X      No pledging of our stock — Our Directors and executive officers are prohibited from pledging the Company’s stock.

X      No hedging — Our Directors, executive officers and all other employees are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of Company stock ownership. Such prohibition applies to financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), and to otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities (i) granted to the employee or director by the Company as part of the compensation of the employee or director; or (ii) held, directly or indirectly, by the employee or director.

X      No unapproved trading plans — Our Directors and executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without the pre-approval of our Chief Legal Officer and/or his designees. Further, Directors and executive officers must seek the approval of our Chief Legal Officer and/or his designees prior to trading.

X      No dividends on equity — We do not pay dividends or dividend equivalents on unearned and unvested performance shares or RSUs.

X      No excessive risk creation — We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company. Our internal audit function and our independent compensation consultant review and assess the risk in our compensation programs annually and then report their findings to the Compensation Committee and Audit Committee at a joint meeting.

X      No repricing — We expressly prohibit the repricing of stock options and SARs without shareholder approval. We do not allow cash buyouts for underwater stock options or SARs.

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HOW DOES OUR COMPENSATION PROGRAM SUPPORT PAY-FOR-PERFORMANCE?

The Compensation Committee annually reviews the total mix of compensation for our NEOs, which includes a significant portion of variable performance-based incentives that are linked to the attainment of critical performance targets and changes in shareholder value. The Compensation Committee believes that each of these elements provides a meaningful reward opportunity to the NEOs, focuses our leadership team on the key drivers of success for the near- and long-term, and therefore supports our short-term and long-term strategic objectives and links realized pay directly to performance.

With respect to our CEO’s compensation, 89% of Mr. Smith’s target compensation was “at risk” in 2019 based on operating performance, relative TSR, and/or changes in stock price while target compensation for our other NEOs in 2019 was 72% “at risk.” The illustration below excludes sign-on bonuses and any one-time equity grants.

WHAT WAS THE TOTAL DIRECT COMPENSATION FOR OUR NEOS DURING FISCAL YEAR 2019?

Base Salaries

The Compensation Committee (members listed on page 23) performed its annual review of executive compensation considering external market data, as well as scope of role, individual performance, and internal equity and approved the following salaries:

•	Mr. Smith’s salary and Ms. DeVard’s salary remained unchanged;

•	Mr. Lower’s salary increased by $75,000 to $675,000 effective March 5, 2019;

•	Mr. Bleisch’s salary increased by $50,000 to $600,000 effective March 5, 2019; and

•	Mr. Mohan was hired with an annual salary of $500,000 effective May 13, 2019.

Messrs. Lower and Bleisch’s salary increase were due to the increased scope, scale, and complexity of their respective roles. As Executive Vice President and Chief Financial Officer of the Company, Mr. Lower was responsible for overseeing all financial aspects of the Company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, treasury and investor relations functions. As Executive Vice President, Chief Legal & Administrative Officer, and Corporate Secretary, Mr. Bleisch leads the strategic direction of the legal organization and operations, as well as manages the regulatory and compliance matters for the Company. Additionally, he is responsible for Human Resources, Loss Prevention, Real Estate, Construction, and Aviation.

2019 Annual Bonus Plan

The Compensation Committee reviewed our 2019 Annual Operating Plan approved by our Board and the key performance measures for our business and in conjunction with shareholder feedback decided to modify one of the bonus metrics from 2018 when designing our 2019 bonus plan. In 2018 the Corporate Incentive Plan (the “Annual Bonus Plan”) focused on AOI and Net Sales. For 2019 we placed a greater emphasis on Adjusted EBITDA as it is a cash-profit focused metric and aligns well with the metrics used

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to internally run the business. Since Adjusted EBITDA is a better measurement of the relation of profit to cash, for 2019, the AOI metric was replaced with Adjusted EBITDA in the Annual Bonus Plan. The Compensation Committee believes that the metrics selected for 2019 are critical to the continued stability of the organization. Additionally, the 2019 bonus performance metrics were designed to allow for payouts to be determined within the range of threshold and maximum, with maximum targets reflecting stretch goals that aligned with our 2019 Annual Operating Plan. The Annual Bonus Plan payout was capped at 200% of target (increased from the 150% cap in 2018) as the Compensation Committee believed this cap was market competitive for short-term incentives and was reasonable given the stretch nature of the maximum targets. Actual payouts were to be based on the level of achievement of the performance metrics subject to the Compensation Committee’s ability to exercise “negative discretion” to decrease payouts if necessary or desirable to give effect to the intent of the plan, reflect quality of results and/or the best interests of the Company. Further details on each of these components of the Annual Bonus Plan are described below.

When designing the Annual Bonus Plan and when considering whether we have reached the target performance metric for a payout under the Annual Bonus Plan, the Compensation Committee determined the categories of significant, unplanned and unusual items that would be excluded from Adjusted EBITDA and Net Sales, whether the resulting impact was positive or negative, because they distort our operating performance. This practice ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit, nor be penalized, as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the short-term. For 2019, the categories of excludable items included: merger-related expenses; impacts of unplanned acquisitions and divestitures; impacts of change in classification from discontinued operations to continuing operations (and vice versa); restructuring charges; impairment charges related to goodwill, other intangible assets, and long-lived assets (non-cash); unplanned legal expenses related to attorney fees, judgements and settlements; and unplanned costs and benefits related to real estate strategy, including, but not limited to lease terminations or facility closure obligations; and other unplanned and unusual adjustments approved by the Compensation Committee.

Our Net Sales goal for fiscal year 2019 was set at a target of $11.127 billion, an increase of $112 million (or 1%) over our 2018 reported total Company net sales of $11.015 billion. The increase was primarily driven by expected growth in the BSD division more than offsetting a forecasted decrease in sales within the Retail division associated with secular trends and a fewer number of retail stores.

The total Company Adjusted EBITDA target goal for fiscal year 2019 was set at $574 million, reflecting a consistent ratio of Adjusted EBITDA as a percentage of sales year-over-year and a 4% increase over prior year Adjusted EBITDA. This was expected to be achieved by margin improvements in the BSD and CompuCom divisions offsetting anticipated margin declines in the Retail division.

The maximum total Company Adjusted EBITDA goal of $631 million and total Company Net Sales goal of $12.240 billion were intended to be stretch goals and considered to be very challenging to achieve.

The following table summarizes the thresholds, targets, and maximum parameters and actual 2019 performance for each of the applicable metrics selected under the Annual Bonus Plan:

2019 Total Company Metrics*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (200% Payout)	2019 Performance

Total Company Adjusted EBITDA (50%)	$517 million	$574 million	$631 million	$583 million

Total Company Net Sales (50%)	$10.571 billion	$11.127 billion	$12.240 billion	$10.649 billion

*	Payouts earned for intermediate performance levels are determined using straight line interpolation.

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For purposes of determining the level of achievement for each of the bonus metrics under the Annual Bonus Plan, the Compensation Committee reviewed the applicable financial metrics, as derived from our 2019 audited financial statements approved by the Audit Committee. For fiscal year 2019, the Compensation Committee certified achievement of the Adjusted EBITDA and Net Sales performance results as reflected in the table above.

In reviewing the Adjusted EBITDA and Net Sales performance results for purposes of determining final payouts for 2019, the Compensation Committee authorized bonuses to our NEOs under the 2019 Annual Bonus Plan to be paid at 87% of target.

The threshold, target and maximum payout for each NEO are disclosed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table below. The actual dollar amounts earned by our NEOs in fiscal year 2019, pursuant to the Annual Bonus Plan, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2019 Long-Term Incentive Program

Our 2019 Long-Term Incentive Program (“2019 LTIP”) is similar to our 2018 LTIP and provides that 60% of the long-term incentive awards to our NEOs are performance-based. The performance is measured on absolute FCF and TSR relative to our executive compensation peer group over a 3-year performance period through the end of fiscal 2021. FCF is calculated by subtracting capital expenditures from net cash provided by (used in) operating activities. FCF is integral to our investment in the ongoing transformation of the business and our commitment to continue to strengthen our core business. FCF generation also provides financial flexibility for future debt repayments and capital returns to shareholders. Relative TSR remained as the other key metric under the 2019 LTIP to align earned compensation with shareholder experience.

The purpose of our long-term incentive program is to further align the long-term interests of management with those of our shareholders and help retain our key talent. These objectives must be balanced such that successful, high-achieving employees remain motivated and committed even in periods of temporary market downturns or volatility in our performance as well as the periods where we have strategic transactions that create uncertainty. In support of these objectives, the 2019 LTIP award includes both time and performance-based components to promote long-term retention and achievement of key operating objectives, as set forth below:

(1)

Performance Based Equity — 60% of the 2019 LTIP award consists of performance shares, which contain both a performance and service condition, with vesting occurring 100% on March 15, 2022 if the recipient is still employed by the Company, with performance based on the following three-year metrics:

•

Total Shareholder Return — 30% of the 2019 LTIP award is based on TSR for the Company relative to the peer group (defined below) for the performance period beginning on March 15, 2019 and ending on March 15, 2022; and

•	Free Cash Flow — 30% of the 2019 LTIP award is based on the Company’s FCF for the three cumulative fiscal years beginning on December 30, 2018 and ending on December 25, 2021.

(2)

Time Based Equity — 40% of the 2019 LTIP award consists of RSUs, which contain a service condition, with vesting occurring in three equal annual installments if the recipient is still employed by the Company on each applicable vesting date.

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The annual equity grants for 2019 were approved by the Compensation Committee in March 2019 after our earnings were released for the 2018 fiscal year end. The Committee granted equity under the shareholder approved 2017 Long-Term Equity Incentive Plan in accordance with its practice of making grants at least 5 days, but not more than 30 days, following the release of fiscal year end earnings. New hire grants made to officers during the year are granted on the later of the first business day of employment or on the business day following the grant approval by the Compensation Committee. The Committee approved the following awards to be granted to the NEOs under the 2019 LTIP:

Name	RSU Value ($)	FCF PSU Target Value ($)	rTSR PSU Target Value ($)	TOTAL

Gerry P. Smith	$2,800,000	$2,100,000	$2,100,000	$7,000,000

Joseph T. Lower	$600,000	$450,000	$450,000	$1,500,000

N. David Bleisch	$400,000	$300,000	$300,000	$1,000,000

Jerri L. DeVard	$400,000	$300,000	$300,000	$1,000,000

Stephen M. Mohan	$300,000	$225,000	$225,000	$750,000

The 2019 LTIP performance metrics are designed to allow for payouts to be determined within the range of threshold and maximum. The 2019 LTIP payout is capped at 200% of target payout for both the TSR and FCF metrics as the Compensation Committee believes these caps are market competitive for long-term incentives. No more than 100% of the target PSUs may be earned, however, if our absolute TSR over the performance period is negative. Actual payout on the FCF metric is also subject to the Compensation Committee’s ability to exercise negative discretion to decrease such payout if such incentive is not, in the Compensation Committee’s opinion, appropriately earned or should not be paid.

When considering the attainment level reached for payout of the FCF awards under the 2019 LTIP, the Compensation Committee, when designing the 2019 LTIP, determined the categories of significant, unplanned and unusual items that would be excluded from FCF, whether the resulting impact was positive or negative, because they distort our operating performance. This practice ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit, nor be penalized, as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the long-term. For fiscal year 2019, the categories of excludable items are the same categories used for adjusting EBITDA under the 2019 Annual Bonus Plan, as described above.

The Compensation Committee set the following thresholds, targets, and maximum parameters for each of the applicable metrics selected under the 2019 LTIP:

Total Shareholder Return (as compared to peer group)*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (200% Payout)**

Company TSR is Positive	30th percentile	50th percentile	90th percentile

Company TSR is Negative	30th percentile	50th percentile	N/A — maximum is 100% payout (50th percentile or more)

Total Company FCF*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (200% Payout)

2019-2021 FCF	$800 million	$1.0 billion	$1.2 billion

*	Payouts earned for intermediate performance levels are determined using straight line interpolation.
**

Payouts for achievement of negative company TSR are capped at 100% payout regardless of percentile achievement relative to the comparative peer group. Payouts for achievement of positive Company TSR are capped at 200% payout. A six (6) times grant date fair value cap will also be applied if applicable.

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2018 LTIP

The 2018 LTIP awards include awards based on the total FCF for the three cumulative fiscal years beginning on December 31, 2017 and ending on December 26, 2020, and awards based on TSR for the Company relative to the peer group for the performance period beginning on March 5, 2018 and ending on March 5, 2021. These performance periods are not yet complete, so no results are available with respect to these 2018 LTIP awards. Further information on the 2018 LTIP design and awards is included in our Proxy Statement filed with the SEC on March 20, 2019.

2017 LTIP Results

The following tables show the results for the three-year performance period which was completed on December 28, 2019 for the performance shares issued for fiscal year 2017 under the 2017 LTIP. The performance measures, each 50% weighted, were AOI and TSR. The Compensation Committee determined that the threshold achievement of $418 million was not met resulting in 0% achievement for 2018 AOI under the 2017 LTIP. The Compensation Committee set the 2019 AOI target at $358 million based on the pre-established goal of 3% above 2018 actual results.

Total Company AOI*	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (200% Payout)	Actual Performance	Certified Three Year Average Payout = 51% made up of the following annual Achievement Percentages

2017 AOI (33.3%)	$450 million	$500 million	$700 million	$451 million	51%

2018 AOI (33.3%)	$418 million	$465 million	$650 million	$348 million	0%

2019 AOI (33.4%)	$323 million	$358 million	$502 million	$367 million	103%

*	Payouts earned for intermediate performance levels are determined using straight line interpolation.

For the 2017 LTIP awards tied to TSR, the Compensation Committee received external certification from AON for TSR results compared to the predetermined peer group which showed a TSR of -44.15% resulting in a ranking at the 35th percentile. In February 2020, the Compensation Committee certified the relative payout at 63.24% as reflected in the table that follows. Further information on the 2017 LTIP design is included in our Proxy Statement filed with the SEC on March 19, 2018.

Total Shareholder Return (as compared to peer group)*	Threshold Parameter (50% Payout)	Maximum Parameter (100% Payout)	Percentile Achieved	Payout

Company TSR is Negative	30th percentile	50th percentile	35th percentile	63.24%

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Retention Payments to Mr. Lower

On November 19, 2019, Joseph T. Lower, Executive Vice President, Chief Financial Officer (“CFO”) of Office Depot informed Office Depot that he would be leaving Office Depot to assume the role of chief financial officer at another company. On November 21, 2019, Mr. Lower and Office Depot entered into a Retention Agreement in order to retain Mr. Lower to assist with the close out of Office Depot’s 2019 fiscal year. Under the terms of the Retention Agreement, Mr. Lower was eligible to earn a retention payment of $292,716, which represented 50% of his 2019 Annual Bonus Plan target payout (the “Retention Payment”), if he remained employed with Office Depot until January 10, 2020 (the “Retention Period”). Mr. Lower left the Company on January 10, 2020 and received the Retention Payment in a single lump sum payment on January 27, 2020. If, prior to the end of the Retention Period, Mr. Lower’s employment had terminated due to his own fault or voluntarily by Mr. Lower, the Retention Payment would have been forfeited. The Retention Payment was conditioned upon Mr. Lower’s execution of a customary release agreement. No severance or termination benefits were provided upon Mr. Lower’s separation.

EXECUTIVE COMPENSATION PROCESS AND GOVERNANCE

What is the role of the independent compensation consultant?

Since 2013, the Compensation Committee has engaged FW Cook, a compensation consulting firm, as its independent advisor with respect to executive compensation. At the request of the Compensation Committee, FW Cook periodically works with management to develop an understanding of Office Depot’s pay policies and practices and to facilitate the development of Office Depot’s executive compensation strategies and determination of appropriate compensation levels. In fiscal year 2019, FW Cook provided the following services to the Compensation Committee:

•	Review and feedback on the CEO compensation model;

•	Preparation and delivery of a report on the Company’s non-employee director compensation;

•	Review and feedback on committee membership retainers;

•	Advice on setting annual compensation for executives based on Company performance and peer group benchmarking;

•	Advice on the design of the annual awards under the short and long-term incentive plans;

•	Review of Office Depot’s executive compensation disclosure and discussion of best practices for such disclosure;

•	Development of executive compensation policies and practices;

•	Review of Office Depot’s peer group;

•	Advice on compensation issues raised;

•	Assistance with the preparation for certain Compensation Committee meetings; and

•	Prepared a trends and regulatory developments report.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. The CEO, CFO, Executive Vice President, Chief Legal & Administrative Officer, and Corporate Secretary work with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with Office Depot’s business and management retention goals. They provided feedback and insights into the effectiveness of Office Depot’s compensation programs and practices. The Compensation Committee looked to the legal and human resources departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the Executive Vice President, Chief Legal & Administrative Officer, and Corporate Secretary, and certain other members of the human resources and legal departments often attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues.

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What was the process used to determine executive compensation in fiscal year 2019?

The Compensation Committee generally kept executive compensation in fiscal year 2019 consistent with executive compensation in fiscal year 2018 with a few adjustments described above. The Compensation Committee continued to engage FW Cook as its independent compensation consultant to assist the Compensation Committee with its annual review of executive compensation matters.

Members of management, including the CEO, provided input to the Compensation Committee regarding executive compensation for the NEOs generally (but did not provide input regarding their own individual compensation). Management provided input for the Compensation Committee’s consideration regarding the performance metrics for our 2019 Annual Bonus Plan and 2019 LTIP.

How is peer group data used by the Compensation Committee?

The Compensation Committee believes benchmarking is a useful method to gauge both the compensation level and compensation mix for executives within competitive job markets that are relevant to the Company. The Compensation Committee generally reviews data gathered from the proxy statements of our peer group (as defined below) as well as industry surveys for benchmarking purposes in its review and analysis of base salaries, bonuses, long-term incentives, and benefits/perquisites to establish our executive compensation program.

The peer group was developed based on the following criteria:

•	Initial selection focused on companies in the following Global Industry Classification Standard (“GICS”) codes:

•	Capital Goods;

•	Commercial & Professional Services;

•	Food & Staples Retailing;

•	Retail; and

•	Technology Hardware & Equipment

•	Software & Services.

•	Companies within the selected GICS codes were then screened further based on the following additional criteria:

•	One-third to three times our pro-forma revenue;

•	Up to five times our recent market cap;

•	Similar operating margin;

•	Similar business model, including product lines, multi-channel retailing, business-to-business distributor, and/or business-to-business services presence; and

•	Prevalent “peer of peers”.

Companies selected for the peer group were required to have a significant number of the characteristics described above, but not necessarily all of them. Judgment was used to ensure that the median revenue of the group remained reasonable and to create a balanced mix of retailers, distributors, and service companies.

Peer group data is generally reviewed annually to determine if modifications to the peer group or the criteria used to determine the peer group are necessary. At its meeting on July 25, 2019, the Compensation Committee reviewed FW Cook’s recommendation to make certain changes to the peer group. Following discussion regarding the balance of representative companies in the peer group, it was agreed that FW Cook would conduct additional analysis and update the Committee following this analysis. FW Cook completed its additional analysis and, on August 1, 2019, presented its

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recommendation to remove two retailers (Barnes & Noble, Inc and Casey’s General Stores, Inc and one B2B distributor (Essendant, Inc.) from the peer group and to add one B2B distributor (WESCO International, Inc.) and one B2B service company (Conduent Inc.) to the peer group. The Compensation Committee approved the revised peer group and recommended the peer group to the Board, which also approved it. The revised peer group is comprised of 19 companies with representation from eight retailers, nine B2B distributors and two B2B services company. As of December 31, 2019, the Company ranked at the 42nd percentile in terms of revenue, the 12th percentile by operating margin, and the 16th percentile by market capitalization.

The companies listed below represent the revised peer group:

Arrow Electronics, Inc.	Dick’s Sporting Goods, Inc.	Macy’s, Inc.
Avnet, Inc.	Dollar General Corporation	R.R. Donnelley & Sons Company
Bed Bath & Beyond, Inc.	Genuine Parts Company	Veritiv Corporation
Best Buy Co., Inc.	HD Supply, Inc.	W. W. Grainger, Inc.
Big Lots, Inc.	Insight Enterprises, Inc.	WESCO International, Inc.
CDW Corporation	J.C. Penny Company, Inc.
Conduent, Inc.	Kohl’s Corporation

Performance awards that use relative TSR as a performance criterion will continue to use the peer group that was approved at the time of the grant of the awards, with adjustments to the peer group only as specified in the applicable award agreement.

In addition to the benchmarking results, the Compensation Committee generally considers the following in making executive compensation decisions:

•	Our financial performance and the financial performance of the peer group when setting executive compensation;

•	Individual performance, experience, and responsibilities in the executive’s current position;

•	Internal parity among executive officers;

•	Target total direct compensation structures (i.e., sum of salary, annual bonus, and cash and equity awards);

•	Variable compensation program design; and/or

•	Benefit and perquisite offerings.

When making compensation decisions, the Compensation Committee not only considers each element of compensation individually (i.e. base salary, short-term incentives, and long-term incentives), but also considers the target total direct compensation and mix of compensation paid to the NEOs. The Compensation Committee also considers strategic business decisions when developing and approving the compensation program.

Does the Compensation Committee take tax and accounting consequences into account when designing executive compensation?

Code Section 162(m) generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or other NEOs (and certain former NEOs). Prior to 2018, certain compensation was specifically exempt from the deduction limit to the extent that it was “performance-based” as previously defined in Code Section 162(m), and the Compensation Committee historically strove to structure awards to fit within the performance-based compensation exemption. With the recent

● ● ●

changes to Code Section 162(m) and the elimination of the performance-based compensation exemption, more NEO compensation is likely to exceed the Code Section 162(m) limit. The Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As such, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of the Company, but which may not qualify for tax deductibility under Code Section 162(m).

In addition to Code Section 162(m), the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:

•	The special rules applicable to fair value-based methods of accounting for stock compensation; and

•	The overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs and aligns our performance goals with shareholder returns.

Share usage requirements and resulting potential shareholder dilution from equity compensation awards is also considered by the Compensation Committee in determining the size of long-term incentive grants.

Why do we have employment letter agreements with our NEOs and an Executive Change in Control Severance Plan?

The Compensation Committee believes that employment letter agreements and change in control arrangements are necessary to attract and retain qualified executives. Our letter agreements with our NEOs generally set forth the terms of the officer’s employment with Office Depot and also promise severance benefits if the officer is involuntarily terminated without cause or, in some cases, if the officer voluntarily terminates the officer’s employment for good reason, and such termination is not in connection with a change in control (“CIC”). The retention of key management is essential to and in our and our shareholders’ best interests. The Compensation Committee believes reasonable severance benefits help ensure the continued dedication and efforts of management without undue concern for or distraction by their personal, financial and employment security.

Similarly, the Compensation Committee believes that CIC agreements effectively motivate executives to remain engaged and strive to create shareholder value in the event Office Depot becomes an acquisition target or is targeting another company for acquisition, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these severance and CIC arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, and these arrangements are particularly important to Office Depot given the high levels of competition for executive talent in the retail sector.

We have an Executive Change in Control Severance Plan (the “CIC Plan”) pursuant to which we will provide certain severance pay and other benefits to key executives, including the NEOs, who are viewed by us as critical to the continued leadership of the Company in the event of a CIC. The use of a planned approach provides many benefits when compared to entering into individual change in control agreements with each NEO. In most instances, this method ensures consistent terms and provisions and allows us flexibility to amend or change our practices in response to market trends and best practices. The CIC Plan includes features considered to be best practices, including a double trigger for CIC benefits.

Our letter agreements and the CIC Plan generally require the NEO to sign a release of claims and to abide by certain confidentiality, non-solicitation, non-compete and related restrictive covenants as a condition of receiving severance payments.

● ● ●

For a detailed description of our CIC Plan and our letter agreements with our NEOs, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 61.

What types of perquisites are NEOs eligible to receive?

We provide the NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, and basic life insurance and long-term disability coverage), plus voluntary benefits that a NEO may select (e.g., supplemental life insurance).

In addition, we have a matching contribution to the 401(k) Plan for all participants, including the NEOs, which is equal to 50% of employee deferrals on the first 6% of eligible earnings (up to plan limits). The Compensation Committee believes it is important to offer a benefit of this nature to further motivate and retain employees.

Consistent with the peer group and the current trend in executive compensation, we limit the perquisites provided to our NEOs. Car allowances, financial planning services, and executive physicals are available to our NEOs. Other perquisites are offered when needed for the attraction and retention of executive talent and to allow NEOs to efficiently handle the responsibilities of their position. Our current Company Aircraft Use Policy states that personal use of the Company-leased aircraft shall be prohibited except in extenuating circumstances, and in such circumstances shall be permitted only upon prior written approval by the chair of the Compensation Committee or the Independent Chair of the Board.

Are the NEOs subject to any minimum requirements regarding ownership of our stock?

The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in the Company through the ownership of stock. As such, the following stock ownership guidelines are in place for our NEOs still employed by the Company:

Position	Stock Ownership Requirement

CEO	6x annual base salary

All other NEOs	3x annual base salary

Our stock ownership guidelines are reviewed annually and are robust and continue to reflect current corporate governance trends. We require that all NEOs satisfy the ownership requirement by holding Company stock equal to a multiple of base salary rather than as a fixed number of shares. This requires NEOs to hold more shares in the event that our stock price decreases. Our CEO and NEOs are only permitted to sell stock before meeting the ownership requirements if they retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition), which is in line with peer group practice. The type of equity considered for purposes of determining compliance with the stock ownership guidelines is equity that is earned or vested, which is defined as the following:

•	Shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market);

•	Vested RSUs that have been deferred for tax purposes; and

•	Shares held in 401(k) accounts.

The current guidelines are considered competitive according to the market data provided by FW Cook. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Campbell, Mr. Marino, Ms. Ruiz de Luzuriaga and Mr. Travis served as members of the Compensation Committee in fiscal year 2019. None of such committee members (i) was, during fiscal year 2019, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) had any relationship requiring disclosure by the Company pursuant to any paragraph of Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served as an executive officer, director or member of a compensation committee of any other entity of which an executive officer or director of such entity is a member of the Compensation Committee of the Company or the Company’s Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

V. James Marino (Chair)

Kristin A. Campbell

Francesca Ruiz de Luzuriaga

Nigel Travis

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COMPENSATION PROGRAMS RISK ASSESSMENT

In February 2020, the Compensation Committee, in a joint meeting with the Audit Committee, assessed our 2019 compensation programs and practices and concluded that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee’s independent compensation consultant also reviews and assesses the risk in our compensation programs.

We conducted a risk assessment that included a detailed qualitative and quantitative analysis of our compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of our compensation programs compares to compensation programs maintained by our peer companies. Based on our risk assessment, and the reviews done by the independent compensation consultant and the Compensation and Audit Committees jointly, the Compensation Committee believes that our 2019 compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of Office Depot.

We have programs and features that are designed to ensure that our employees, including the NEOs, are not encouraged to take unnecessary risks in managing our business, including:

•

Oversight of compensation programs (or components of programs) by the Compensation Committee and by a broad-based group of functions within the Company, including the Human Resources, Legal, and Internal Audit Departments;

•	Discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance, and determine final incentive award payouts;

•	A variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	Incentives focused primarily on the use of financial metrics based on our annual operating plan which is approved by the Board;

•	Multi-year service-based vesting conditions with respect to equity-based awards;

•	Adoption of a total shareholder return metric under the long-term incentive program;

•	Rigorous stock ownership guidelines; and

•	An incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

We periodically monitor our incentive programs throughout the year to ensure that such programs do not encourage undue risk taking and appropriately balance risk and reward consistent with our enterprise risk management efforts.

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COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Summary Compensation Table for Fiscal Years 2017-2019

(a)	(b)	(c)[1]	(d)[2]	(e)[3]	(f)	(g)[4]	(h)	(i)[5]	(j)

Named Officers and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gerry P. Smith Chief Executive Officer	2019	1,100,000		7,000,000		1,435,500		52,619	9,588,119
	2018	1,100,000	0	6,499,999	0	1,237,500	0	85,221	8,922,720
	2017	930,769	1,200,000	10,015,929	2,999,999	781,846	0	837,911	16,766,455

Joseph T. Lower Former Executive Vice President and Chief Financial Officer(6)	2019	660,577		1,500,000		--		37,970	2,198,547
	2018	588,461	0	3,385,293	0	353,077	0	32,672	4,359,503

N. David Bleisch Executive Vice President, Chief Legal & Administrative Officer, and Corporate Secretary	2019	590,385		1,000,000		385,853		24,985	2,001,223
	2018	542,308	0	1,500,000	0	305,048	0	20,831	2,368,186

Jerri L. DeVard Former Executive Vice President, Chief Customer Officer(7)	2019	575,000		1,000,000		375,188		38,100	1,988,288
	2018	575,000	0	1,500,000	0	323,437	0	36,850	2,435,287

Stephen M. Mohan Executive Vice President, Business Solutions Division	2019	307,692	200,000	1,350,000	0	207,043		13,304	2,078,039

(1)

Column (c) is used to record salary amounts that include cash compensation earned by each NEO, as well as any amounts earned in those years but contributed into an NEO’s Office Depot 401(k) Plan at the election of the NEO.

(2)

The dollar amount in column (d) for Mr. Mohan represents a sign-on bonus pursuant to the terms of his letter agreement and sign-on bonus agreement described under the section entitled “Summary of Office Depot Executive Agreements and Potential Payments upon Termination or Change in Control”. This amount must be repaid to Office Depot if he does not remain employed for 12 months following his start date.

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(3)

The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year computed in accordance with FASB ASC Topic 718 for stock-based compensation. The majority of the awards were granted under the 2017 Plan. Mr. Mohan’s award was granted under the Company’s 2019 Long-Term Incentive Plan (“2019 Plan”). These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized as income by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Notes 1 and 14 to the consolidated financial statements included in our 2019 Annual Report. For 2019, the aggregate grant date fair value of equity awards reported in column (e) reflects the grant date fair value of performance-based stock units plus the grant date fair value of time-vested restricted stock units granted to the NEOs. The grant date fair value of the performance-based stock units at the maximum level of achievement is $8,400,000 for Mr. Smith, $1,800,000 for Mr. Lower, $1,200,000 for Mr. Bleisch and Ms. DeVard, and $1,620,000 for Mr. Mohan.

(4)

The amounts in column (g) for fiscal year 2019 reflect cash awards earned under the 2019 Annual Bonus Plan, which is previously discussed in more detail under the section entitled “Office Depot, Inc. 2019 Annual Bonus Plan.” The amounts reported for fiscal year 2019 were based on fiscal year 2019 performance and were paid to all of the NEOs, except for Mr. Lower who left the Company prior to the payment date, in March 2020.

(5)

The dollar amounts in column (i) summarize the amounts included in the “Other Compensation Table for Fiscal Year 2019” that follows, which reflects the types and dollar amounts of perquisites and other personal benefits provided to the NEOs during fiscal year 2019. For purposes of computing the dollar amounts of the items listed in the Other Compensation Table, except as otherwise noted, the actual incremental costs to the Company of providing the perquisites and other personal benefits to the NEOs was used. Each perquisite and other personal benefit included in the Other Compensation Table that follows is described in more detail in the narratives immediately following the table.

(6)	Mr. Lower left the Company on January 10, 2020.
(7)	Ms. DeVard left the Company on March 16, 2010.

OTHER COMPENSATION TABLE FOR FISCAL YEAR 2019

(a)	(b)[1]	(c)[2]	(d)[3]	(e)[4]	(f)

Named Officers	Car Allowance ($)	401(k) Match ($)	Financial Planning($)	Other ($)	Total ($)

Gerry P. Smith	25,000	9,500		18,119	52,619

Joseph T. Lower	15,600	9,370	13,000		37,970

N. David Bleisch	15,600	9,385			24,985

Jerri L. DeVard	15,600	9,500	13,000		38,100

Stephen M. Mohan	9,600		3,704		13,304

(1)	Column (b) reflects the car allowance of each NEO during fiscal year 2019 as part of the Executive Car Allowance Program.

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(2)

Column (c) reflects the cost of matching contributions under Office Depot’s 401(k) Plan of up to 3% of eligible compensation for the fiscal year 2019 up to the IRS annual compensation limit of $280,000. Due to an administrative oversight Messrs. Smith, Lower, Bleisch, and Ms. Devard received contributions over the $8,400 limit by $1100, $970, $985, and $,1100 respectively. These amounts will be removed from the participants individual accounts no later than March 15, 2020.

(3)

Column (d) reflects amounts earned by the NEOs in fiscal year 2019 for payments made to third parties on behalf of the NEOs for financial planning services incurred during fiscal year 2019. Amounts incurred are taxable to the NEOs.

(4)

Column (e) represents the value of all other perquisites and benefits received by the NEOs during fiscal year 2019. The amount included for Mr. Smith represents the costs related to personal expenses associated with his spouse attending Company-sponsored events, of which $7,130 is the related tax gross-up.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2019

Grants of Plan-Based Awards in Fiscal Year 2019

(a)	(b)	(c)-(e)[1]			(f)-(h)[2]			(i)[3]	(j)	(k)	(l)[4]

Named Officers	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares / Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gerry P. Smith		$825,000	$1,650,000	$3,300,000

	3/15/2019				294,944	589,888	1,179,776				$2,100,000

	3/15/2019				342,020	684,039	1,368,078				$2,100,000

	3/15/2019							883,281			$2,800,000

Joseph T. Lower		$303,750	$607,500	$1,215,000

	3/15/2019				63,202	126,404	252,808				$450,000

	3/15/2019				73,290	146,580	293,160				$450,000

	3/15/2019							189,274			$600,000

N. David Bleisch		$225,000	$450,000	$900,000

	3/15/2019				42,135	84,270	168,540				$300,000

	3/15/2019				48,860	97,720	195,440				$300,000

	3/15/2019							126,183			$400,000

Jerri L. DeVard		$215,625	$431,250	$862,500

	3/15/2019				42,135	84,270	168,540				$300,000

	3/15/2019				48,860	97,720	195,440				$300,000

	3/15/2019							126,183			$400,000

Stephen M. Mohan		$118,475	$236,951	$473,901

	5/13/2019				134,106	268,212	536,424				$405,000

	5/13/2019				115,122	230,244	460,468				$405,000

	5/13/2019							291,105			$540,000

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(1)

Column (c) reflects the minimum payment each NEO could expect to receive if Office Depot reached at least its threshold performance goal set by the Compensation Committee in fiscal year 2019 under the 2019 Annual Bonus Plan. Threshold was set at 50% of target for all NEOs. The financial performance goal was targeted to pay out at 100% upon achievement with a maximum payout of 200% of target to be paid if target was exceeded. Column (d) reflects the target payment each NEO could expect to receive if Office Depot reached its target performance goals in fiscal year 2019 under the 2019 Annual Bonus Plan. Each NEO’s target annual bonus is expressed as a percentage of such officer’s annual base salary For fiscal year 2019, the target bonus percentage was 150% of annual base salary for Mr. Smith, 90% for Mr. Lower, 75% for Messrs. Bleisch and Mohan, and 75% for Ms. DeVard. Column (e) reflects the maximum payment each NEO could expect to receive if target was exceeded. Performance below threshold would result in no bonus being paid. See the section entitled “Office Depot, Inc. 2019 Annual Bonus Plan” beginning on page 42 for additional details.

(2)

Columns (f) through (h) reflect the threshold, target and maximum payouts for PSUs granted pursuant to the 2017 Plan, with the exception of Mr. Mohan whose awards were granted pursuant to the 2019 Plan. NEOs will be eligible to earn all or a portion or an amount in excess of their target share award based on Office Depot’s performance relative to the metrics established by the Compensation Committee for fiscal year 2019. In addition to Office Depot satisfying at least the threshold performance condition under each of the metrics, NEOs must also satisfy the service condition to become vested in their eligible award by remaining continuously employed by Office Depot from the date of grant until the vesting date. Further description of the NEO’s 2019 long-term incentive award is discussed in the section entitled “2019 Long-Term Incentive Program” beginning on page 44.

(3)

Column (i) represents time-vested RSUs granted pursuant to the 2017 Plan, with the exception of Mr. Mohan’s grant which is pursuant to the 2019 Plan. RSUs granted to respective NEOs on March 15, 2019 will vest one-third on each of March 15, 2020, March 15, 2021, and March 15, 2022. Mr. Mohan’s grant on May 13, 2019 will vest one-third each on each of May 13, 2020, May 13, 2021, and May 13, 2022. Under these plan vesting provisions, awards granted will vest provided that each NEO is continuously employed by Office Depot from the grant date until each such vesting date.

(4)

Column (l) is computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Notes 1 and 14 of the consolidated financial statements in our 2019 Annual Report regarding assumptions underlying the valuation of equity awards. These amounts do not correspond to the actual value that will be recognized as income by each of the NEOs when received.

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OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

	Outstanding Equity Awards at 2019 Fiscal Year-End

		Option Awards					Stock Awards

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Named Officers	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gerry P. Smith	910,332	(1)	455,166		$4.45	2/27/27

		(2)					883,281	$2,323,029	1,273,927	$3,350,428

		(3)					763,583	$2,008,223	1,645,744	$4,328,307

		(4)					218,819	$575,494	709,615	$1,866,287

		(5)					337,079	$866,518

Joseph T. Lower		(2)					189,274	$497,791	272,984	$717,948

		(3)					176,212	$463,438	379,787	$998,840

		(6)					392,157	$1,031,373

N. David Bleisch		(2)					126,183	$331,861	181,990	$478,634

		(3)					176,212	$463,438	379,787	$998,840

		(7)					19,380	$50,969

Jerri L. DeVard		(2)					126,183	$331,861	181,990	$478,634

		(3)					176,212	$463,438	379,787	$998,840

		(8)					22,173	$58,315

Stephen M. Mohan		(2,9)					291,105	$765,606	498,456	$1,310,939

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(1)

Represents a grant of non-qualified stock options awarded to Mr. Smith on February 27, 2017 under the 2015 Plan in connection with commencement of employment with Office Depot. These options vest in three equal installments on the first, second, and third anniversaries of the grant date so long as the NEO is continuously employed through those dates.

(2)

On March 15, 2019, all NEO’s, except Mr. Mohan whose grant was awarded on his May 13, 2019 start date, were granted a long-term incentive award as part of the 2019 long-term incentive program. Column (g) reflects the number of time-vested RSUs each NEO received. Mr. Mohan’s RSUs vest in three equal installments on May 13, 2020, May 13, 2021, and May 13, 2022. All other RSUs vest in three equal installments on March 15, 2020, March 15, 2021, and March 15, 2022. Column (i) reflects the number of PSUs each NEO received. All PSUs cliff vest in one lump sum on March 15, 2022, except for Mr. Mohan’s PSUs which cliff vest on May 13, 2022 Both awards of RSUs and PSUs require continued service through each vest date. For additional information related to awards granted in fiscal year 2019, see the section entitled “2019 Long-Term Incentive Program” on page 44.

(3)

On March 5, 2018, all NEO’s, except for Mr. Mohan who was not yet hired, were granted a long-term incentive award as part of the 2018 long-term incentive program. Column (g) reflects the number of time-vested RSUs that have not vested. These RSUs will vest in two equal installments on March 5, 2020 and March 5, 2021. Column (i) reflects the number of PSUs each NEO received. All PSU’s cliff vest in one lump sum on March 5, 2021. Both awards of RSUs and PSUs require continued service through each vest date.

(4)

On March 6, 2017, Mr. Smith was granted a long-term incentive award as part of the 2017 long-term incentive program. Column (g) reflects the number of time-vested RSUs that have not yet vested. These RSU’s will vest on March 6, 2020. Column (i) reflects the number of PSUs each NEO received. All PSUs cliff vest in one lump sum on March 6, 2020. Both awards of RSUs and PSUs require continued service through each vest date.

The following represent the unvested portion of a grant of time-vested RSU’s awarded to NEO’s in connection with their commencement of employment with Office Depot. The RSU’s vest in three annual installments on the first, second, and third anniversaries of the grant date so long as the NEO is continuously employed.

(5)	Awarded to Mr. Smith on February 27, 2017 under the 2015 Plan. This amount represents the third and final installment.
(6)	Awarded to Mr. Lower on January 8, 2018 under the 2017 Plan. This amount represents the second and third annual installment.
(7)	Awarded to Mr. Bleisch on September 30, 2017 under the 2017 Plan. This amount represents the third and final installment.
(8)	Awarded to Ms. DeVard on September 12, 2017 under the 2017 Plan. This amount represents the third and final installment.
(9)	Awarded to Mr. Mohan on May 13, 2019 under the 2019 Plan. The amount represents the entire award since the first anniversary of the grant has not occurred.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2019

Option Exercises and Stock Vested in Fiscal Year 2019

	Option Awards		Stock Awards

(a)	(b)	(c)	(d)	(e)

Named Officers	Number of Shares Acquired on Exercise (#)	Value Realize don Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]

Gerry P. Smith			937,689	$3,258,037

Joseph T. Lower			284,183	$856,704

N. David Bleisch			107,485	$337,314

Jerri L. DeVard			110,278	$342,532

Stephen M. Mohan

(1)

Value of restricted stock, RSUs and performance shares calculated by multiplying the number of shares/units by the per share closing price of Office Depot’s common stock on The NASDAQ Global Select Market on the vesting date.

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SUMMARY OF EXECUTIVE AGREEMENTS AND

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

OVERVIEW

This section summarizes the agreements governing the employment of the NEOs, and certain potential payments and benefits that the NEOs may receive upon termination of employment or a change in control of Office Depot. Providing these severance benefits allows Office Depot to attract top talent in a competitive sector, allows executives to focus on their responsibilities without distraction, and ensures that key executives will remain committed to Office Depot’s mission in the event of a change in control.

Under the CIC Plan, the following terms have the definitions below unless otherwise noted:

KEY DEFINITIONS

Cause. Generally, “Cause” is defined in this section as any of the following:

•	Continued failure to substantially perform (other than such failure resulting from incapacity due to physical or mental illness or after the issuance of a Notice of Termination for Good Reason);

•	Willful engagement in conduct that is demonstrably and materially injurious to Office Depot, monetarily or otherwise; or

•

Conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of employment.

For purposes of Mr. Smith’s employment agreement, “Cause” is defined as any of the following:

•	Willful failure to perform material duties (other than any such failure resulting from incapacity due to physical or mental illness);

•	Willful failure to comply with any valid and legal directive of (as to Mr. Smith) the Board or (as to the other NEOs) the CEO;

•	Engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Office Depot or its affiliates;

•	Embezzlement, misappropriation or fraud, whether or not related to employment with Office Depot;

•	Conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

•	Willful violation of a material policy of Office Depot; or

•

Material breach of any material obligation in any written agreement with Office Depot, including without limitation, the willful unauthorized disclosure of confidential information or (as to Mr. Smith) the failure to timely meet his relocation obligations.

Change in Control. Generally, “Change in Control” is defined in this section as the following events:

•

Any person or group, other than an exempt person, is or becomes the “beneficial owner” of 30% or more of the combined voting power of the outstanding securities of Office Depot without the approval of the Board;

•	Any person, other than an exempt person, is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of Office Depot;

● ● ●

•

During any two consecutive year periods, individuals whose election by the Board were approved by at least one-half of the directors then still in office cease for any reason to constitute a majority of the Board;

•	Consummation of a merger or consolidation of Office Depot with any other corporation (subject to certain exceptions);

•	Sale or disposition by Office Depot of all or substantially all of Office Depot’s assets, other than a sale to an exempt person; or

•	Approval by shareholders of a plan of complete liquidation or dissolution of Office Depot.

Disability. Generally, “Disability” is defined in this section as:

•

Inability, due to physical or mental incapacity, to substantially perform duties and responsibilities for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or

•	Eligibility to receive long-term disability benefits under Office Depot’s long-term disability plan.

Good Reason. Generally, “Good Reason” is defined in this section as the occurrence of any of the following during the executive’s employment:

•	Material reduction in base salary;

•	Material reduction in target bonus opportunity (this is not a “Good Reason” event for Mr. Smith);

•	Relocation of executive’s principal place of employment by more than 50 miles; or

•	Failure of Office Depot to obtain a satisfactory agreement from any successor to assume and agree to perform the employment or compensation agreement.

As to the employment agreement for Mr. Smith, “Good Reason” also includes any material breach by Office Depot of any material provision of his employment agreement and notice by Office Depot that it will not extend the term of the employment agreement. Under the CIC Plan and the award agreements evidencing outstanding equity compensation awards, “Good Reason” also includes:

•	Assignment of duties materially inconsistent with responsibilities for Office Depot or significant adverse alteration in responsibilities for Office Depot; and

•	Material reduction in aggregate benefits and compensation.

● ● ●

EXECUTIVE AGREEMENTS

RESTRICTIVE COVENANTS

Each NEO is subject to confidentiality, non-competition, non-solicitation, and non-disparagement commitments entered into as a condition of employment or promotion with Office Depot. The foregoing commitments for Mr. Smith are included in his employment agreement as described below; the other executives entered into separate agreements in this regard.

AGREEMENTS WITH GERRY P. SMITH, CEO AND DIRECTOR

Employment Agreement. Our CEO, Mr. Smith, is employed pursuant to the terms of an employment agreement, effective February 27, 2017. Pursuant to the terms of the employment agreement, Mr. Smith is eligible to receive the following during his employment with Office Depot:

•	Base salary of $1,100,000 per annum, subject to annual review by the Board for possible increase (but not decrease);

•

Annual target bonus amount equal to 150% of his base salary, and a maximum bonus amount equal to 200% of the target bonus, based on achievement of certain performance goals to be established by the Compensation Committee and approved by a majority of independent Board members;

•	Annual long-term incentive awards at the same time as annual awards are made to other executive leadership team members; and

•	Certain benefits and perquisites.

During fiscal year 2019, Mr. Smith’s base salary was $1,100,000 on an annualized basis and his target bonus payout amount was 150% of his annualized base salary.

Equity Awards.

Mr. Smith also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Smith is eligible to participate in the CIC Plan, the terms of which are described below.

AGREEMENTS WITH JOSEPH T. LOWER, FORMER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Letter Agreement. Our former Executive Vice President and Chief Financial Officer, Mr. Lower, was employed effective January 8, 2018, pursuant to the terms of a letter agreement dated December 29, 2017. Pursuant to the terms of the letter agreement, Mr. Lower was eligible to receive the following during his employment with Office Depot:

•	Base salary of $600,000 per annum;

•	Annual target bonus amount equal to 80% of his base salary; and

•	Certain benefits and perquisites.

Effective March 5, 2019, Mr. Lower’s base salary was increased from $600,000 per annum to $675,000 per annum. Beginning with the 2019 performance year, Mr. Lower’s bonus target payout amount was increased from 80% to 90% of his annualized base salary.

Pursuant to the letter agreement, Mr. Lower, was entitled to certain additional payments and benefits in the event his employment was terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” herein.

● ● ●

Equity Awards.

Mr. Lower also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Lower was eligible to participate in the CIC Plan, the terms of which are described below.

Retention Agreement

On November 21, 2019, Mr. Lower and the Company entered into a Retention Agreement in order to retain Mr. Lower to assist with the close out of the Company’s 2019 fiscal year. As required under the Retention Agreement, Mr. Lower remained employed through January 10, 2020 and became entitled to and was paid a lump sum retention payment of $292,716. Mr. Lower also executed a customary release agreement.

AGREEMENTS WITH N. DAVID BLEISCH, EXECUTIVE VICE PRESIDENT, CHIEF LEGAL AND ADMINISTRATIVE OFFICER AND CORPORATE SECRETARY

Letter Agreement. Our Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary, Mr. Bleisch, is employed effective September 20, 2017, pursuant to the terms of a letter agreement dated September 15, 2017. Pursuant to the terms of the letter agreement, Mr. Bleisch is eligible to receive the following during his employment with Office Depot:

•	Base salary of $500,000 per annum;

•	Annual target bonus amount equal to 75% of his base salary; and

•	Certain benefits and perquisites.

During fiscal year 2019, Mr. Bleisch’s base salary was increased to $600,000, on an annualized basis, for assumption of additional responsibilities, and his bonus target payout amount was 75% of his annualized base salary.

Pursuant to the letter agreement, Mr. Bleisch, is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” herein.

Equity Awards.

Mr. Bleisch also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Bleisch is eligible to participate in the CIC Plan, the terms of which are described below.

AGREEMENTS WITH JERRI L. DEVARD, FORMER EXECUTIVE VICE PRESIDENT AND CHIEF CUSTOMER OFFICER

Letter Agreement. Our former Executive Vice President and Chief Customer Officer, Ms. DeVard, was employed effective September 12, 2017, pursuant to the terms of a letter agreement dated September 14, 2017. Pursuant to the terms of the letter agreement, Ms. DeVard was eligible to receive the following during her employment with Office Depot:

•	Base salary of $575,000 per annum;

•	Annual target bonus dollar equal to 75% of her base salary; and

•	Certain benefits and perquisites.

● ● ●

Pursuant to the letter agreement, Ms. DeVard, was entitled to certain additional payments and benefits in the event her employment was terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” herein.

Equity Awards.

Ms. DeVard also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Ms. DeVard was eligible to participate in the CIC Plan, the terms of which are described below.

AGREEMENTS WITH STEPHEN M. MOHAN, EXECUTIVE VICE PRESIDENT, BUSINESS SERVICES DIVISION

Letter Agreement. Our Executive Vice President, Business Services Division, Mr. Mohan, is employed pursuant to the terms of a letter agreement, dated April 24, 2019. Pursuant to the terms of the letter agreement, Mr. Mohan is eligible to receive the following during his employment with Office Depot:

•	Base salary of $500,000 per annum;

•	Annual target bonus amount equal to 75% percent of his base salary;

•	A sign on bonus of $200,000 payable in the first payroll cycle after completion of his first ninety days of continuous service;

•

Equity awards at a level commensurate to other similarly situated executives of Office Depot as well as a new hire sign on equity award following his start date with a value equal to a value of $600,000; and

•	Certain benefits and perquisites.

During fiscal year 2019, Mr. Mohan’s base salary was $500,000 on an annualized basis and his bonus target payout amount was 75% of base salary.

Pursuant to his letter agreement, Mr. Mohan is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see “Benefits Upon Termination or Change in Control Under Executive Agreements” herein.

Equity Awards.

Mr. Mohan also holds equity awards granted under our equity plans, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement.

Mr. Mohan is eligible to participate in the CIC Plan, the terms of which are described below.

BENEFITS UPON TERMINATION OR CHANGE IN CONTROL UNDER EXECUTIVE AGREEMENTS

Gerry P. Smith

Termination with Cause or without Good Reason or Non-Extension of Agreement. Mr. Smith’s employment is terminable at will by either Mr. Smith or Office Depot, provided that Mr. Smith is required to give Office Depot at least sixty (60) days advance written notice of any termination of employment. Upon Mr. Smith’s employment termination in any circumstance, he is eligible to receive:

•	Any accrued but unpaid base salary;

● ● ●

•	Reimbursement for unreimbursed business expenses; and

•	Any other employee benefits (excluding equity compensation) as to which he may have been eligible, (collectively the “Accrued Items”).

Termination without Cause or with Good Reason. If Mr. Smith’s employment is terminated without Cause or Mr. Smith terminates his employment for Good Reason, then Mr. Smith will be eligible to receive, subject to certain requirements and on the terms set forth in his employment agreement, the Accrued Items and:

•	Lump sum payment equal to two times the sum of his base salary for the year in which the termination occurred (the “Lump Sum”);

•	Pro-rata annual bonus payment for the year of termination (the “Pro Rata Bonus”) and any unpaid annual bonus for completed fiscal year prior to termination (“Prior Year Bonus”); and

•	Reimbursement of COBRA payments for up to 18 months on the terms set forth in his employment agreement (the “COBRA Payment”).

Change in Control. If Mr. Smith’s employment is terminated due to a Change in Control, Mr. Smith will become entitled to severance benefits under the CIC Plan as discussed below. If Mr. Smith becomes entitled to severance benefits under the CIC Plan on account of the termination of his employment with Office Depot that are more favorable than the severance benefits described above, he shall not be entitled to the severance benefits described above with respect to such termination of employment.

Death or Disability. If Mr. Smith’s employment terminates due to his death or Disability, then Mr. Smith will be eligible to receive the Accrued Items, the Pro Rata Bonus, and the Prior Year Bonus.

Messrs. Lower, Bleisch and Mohan, and Ms. DeVard

Termination Without Cause or With Good Reason. Pursuant to their letter agreements, (i) if Mr. Lower is terminated by Office Depot without Cause or voluntarily terminates his employment with Good Reason, or (ii) if either Messrs. Bleisch, Mohan or Ms. DeVard or is terminated due to no fault of their own, then Office Depot will pay the executive the following:

•	18 months of annual base salary in effect on the date of termination;

•	18 times the difference between the monthly COBRA for the type of coverage in effect for the executive on the date of termination and the applicable active employee monthly premium for such coverage;

•

Annual bonus calculated based on actual performance for the fiscal year of termination and annual eligible salary, payable at the same time as payments made to other active participants in the annual bonus;

•	Any earned but unpaid bonus for completed fiscal year prior to year of termination, payable at same time as payments made to other senior executives in such fiscal year (applicable to Mr. Lower only).

For each executive, the receipt of severance benefits is conditioned upon the executive’s agreement to a standard release of claims against Office Depot as well as the executive’s continued observance of the confidentiality, non-competition, non-solicitation and non-disparagement commitments they entered into upon commencement of employment.

Executive Change in Control Severance Plan

All NEOs were covered by our CIC Plan in fiscal year 2019. The severance pay and other benefits payable to an executive upon the executive’s termination of employment after a Change in Control under

● ● ●

the CIC Plan will be paid in lieu of, and not in addition to, any severance benefits payable under any executive’s existing offer letter, letter agreement, employment agreement or other program or agreement on account of the executive’s termination of employment with Office Depot.

Pursuant to the CIC Plan, a covered NEO will be eligible to receive certain severance pay and other benefits upon a separation from service that is initiated by: (i) the Company other than for Cause; or (ii) the Executive for Good Reason, in either case during the time period commencing on the effective date of a CIC and continuing until the earlier of: (x) the two-year anniversary of the CIC trigger date, or (y) the date of the executive’s separation from service by reason of Disability or death.

A covered NEO will also be eligible to receive certain severance pay and other benefits if the executive’s separation from service is initiated by: (a) the Company without Cause during the six-month period ending on the CIC trigger date at the request of a third party engaging in a transaction or series of transactions that would result in a CIC and in contemplation of a CIC, or (b) the executive for Good Reason during the six-month period ending on the CIC trigger date.

Under the CIC Plan, qualifying NEOs will be eligible to receive severance pay and other benefits as follows (collectively, the “NEO Severance Benefits”):

i.

Pro-Rata Bonus for Year of Termination. A lump sum cash payment equal to the pro-rata portion of the NEO’s annual cash bonus based on actual achievement of the performance goals applicable for the performance period.

ii.

Prior Year Bonus. If the termination causes the NEO to forfeit payment of the NEO’s annual cash bonus for a completed performance period, a lump sum cash payment equal to the full amount of the annual cash bonus which the NEO would have received based on actual achievement of the performance goals.

iii.	Change in Control Severance Amount. An amount equal to the sum of the NEO’s: (i) multiple of base salary, and (ii) multiple of Average Annual Bonus (as defined in the CIC Plan).

iv.

COBRA Payment. An amount equal to eighteen (18) times the monthly COBRA premium in effect on the date of the NEO’s separation from service for the type of company-provided group health plan coverage in effect for the NEO (e.g., family coverage) less the active employee premium for such coverage in effect on the date of the separation from service.

v.

Equity and Long-Term Incentives. Any outstanding equity or long-term compensation grant shall be treated in accordance with the terms of the applicable equity or long-term incentive compensation plan or award agreement under which the grant or award was made.

vi.

Outplacement. Subject to the requirements of Section 409A as described in the CIC Plan, within sixty (60) days following the date of an NEO’s separation from service, we will make available a twenty-four (24) month executive outplacement services package for such NEO.

Any payment or benefit received or to be received by an NEO (whether payable under the terms of the CIC Plan or any other plan or arrangement with the Company or its affiliates) that would constitute a “parachute payment” within the meaning of Code Section 280G will be reduced to the extent necessary so that no portion will be subject to any excise tax but only if, by reason of such reduction, the net after-tax benefit received by such NEO exceeds the net after-tax benefit that would be received by such NEO if no reduction was made.

● ● ●

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS

UPON TERMINATION OR A CHANGE IN CONTROL

The following tables quantify the potential termination and CIC payment amounts assuming a hypothetical triggering event had occurred as of December 28, 2019.

Gerry P. Smith

Gerry Smith

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination

	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$1,435,500	(1)	$1,435,500	(1)	$—	$—	$1,435,500	(1)	$1,435,500	(1)	$—	$—
Outplacement Services	$—		$—		$—	$—			$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2017 Stock Options (sign-on)	$—	(3)	$—	(3)	$—	$—	$—	(4)	$—	(5)	$—	$—
2017 Restricted Stock (sign-on)	$886,518	(3)	$886,518	(3)	$—	$—	$886,518	(4)	$886,518	(5)		$886,518	(6)
2017 Restricted Stock	$575,491	(3)	$575,491	(3)	$—	$—	$—		$575,491	(5)		$575,491	(6)
2017 Performance Shares AOI	$412,937	(3)	$412,937	(3)	$—	$—	$—		$440,251	(5)	$—	$440,251	(6)
2017 Performance Shares TSR	$940,820	(3)	$940,820	(3)	$—	$—	$—		$634,282	(5)		$634,282	(6)
2018 Restricted Stock	$2,008,223	(3)	$2,008,223	(3)	$—	$—	$1,215,552	(4)	$2,008,223	(5)		$2,008,223	(6)
2018 Performance Shares FCF	$1,430,515	(3)	$1,430,515	(3)	$—	$—	$—		$2,363,365	(5)		$2,363,365	(6)
2018 Performance Shares TSR	$1,189,355	(3)	$1,189,355	(3)	$—	$—	$—		$2,237,851	(5)		$2,237,851	(6)
2019 Restricted Stock	$2,323,029	(3)	$2,323,029	(3)	$—	$—	$611,993	(4)	$2,323,029	(5)		$2,323,029	(6)
2019 Performance Shares FCF	$473,947	(3)	$473,947	(3)	$—	$—	$—		$1,799,023	(5)		$1,799,023	(6)
2019 Performance Shares TSR	$408,713	(3)	$408,713	(3)	$—	$—	$—		$—	(5)		$—	(6)
Cash Severance	$—		$—		$—	$—	$2,218,976	(7)	$5,518,976	(8)	$—	$—
Total for Mr. Smith	$12,085,048		$12,085,048		$—	$—	$6,368,539		$20,252,510		$—	$13,268,034

(1)

Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Smith would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.

(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)

In the event of his separation from service with Office Depot due to death or Disability, Mr. Smith will vest in the 2017 Stock Options that would have vested (455,166 options) during the 12-month period following his date of death or Disability and will vest in full in his 2017 Restricted Stock Unit Awards (sign on grant and annual grant) and 2018 and 2019 Restricted Stock Unit Awards (annual grants). For his 2017, 2018, and 2019 TSR Performance Share Awards and his 2018 and 2019 FCF Performance Share Award, he will vest at target, prorated for service performed from the grant date through his separation date. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s common stock on December 27, 2019 of $2.63. No amount is included in the table for the Stock Options because the grant price was higher than the closing price of our common stock on December 27, 2019 of $2.63.

(4)

In the event of his termination of employment for Good Reason or by the Company without Cause, Mr. Smith will vest in the 2017 Stock Options that would have vested during the 12-month period following his date of such termination and will vest in full in

● ● ●

his 2017 Restricted Stock Unit Award (sign-on grant). For his 2017, 2018 and 2019 Restricted Stock Unit Awards, he will vest in a portion of his awards, prorated for service performed from the grant date through his separation date less any shares that previously vested. The amount included in the table for Restricted Stock Units reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63. No amount is included in the table for the Stock Options because the grant price was higher than the closing price of our common stock on December 27, 2019 of $2.63.
(5)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a CIC, Mr. Smith will vest in full in his 2017 Stock Options, his 2017 Restricted Stock Units Award (sign-on grant and annual grant), and his 2018 and 2019 Restricted Stock Unit Awards. For his 2017, 2018, and 2019 TSR Performance Share Awards, he will vest based on TSR performance as of the date of the CIC. For his 2017 AOI Performance Share Award, he will vest based on the earned portions of the award for completed fiscal years of 2017, 2018, and 2019. For his 2018 and 2019 FCF Performance Share Awards, he will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of our common stock on December 27, 2019 of $2.63. No amount is included in the table for the Stock Options because the grant price was higher than the closing price of our common stock on December 27, 2019 of $2.63.

(6)

If the surviving entity in a change in control does not assume his awards, Mr. Smith will vest in full in his 2017 Stock Options, and his 2017, 2018, and 2019 Restricted Stock Unit Awards. His 2017, 2018 and 2019 TSR Performance Share Awards will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period if the surviving entity does not assume his awards and his 2018 and 2019 FCF Performance Share Award will vest at target. For his 2017 AOI Performance Share Award, he will vest based on the earned portion of the award for fiscal years 2017, 2018, and 2019 if the surviving entity in a CIC does not assume the award. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(7)

Reflects a payment under Mr. Smith’s employment agreement effective February 27, 2017 equal to the sum of: (i) two times Mr. Smith’s annual base salary in effect on December 28, 2019 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Smith and his active employee charge for such coverage.

(8)

Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Smith’s base salary in effect on December 28, 2019 and Mr. Smith’s target annual bonus for fiscal 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Smith and his active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Smith’s employment on December 28, 2019, the total payments for Mr. Smith under the foregoing arrangement equal $20,252,510, including $13,268,034 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Smith’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2018, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Smith would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

● ● ●

Joseph T. Lower

Joe Lower
	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$292,716	(1)	$292,716	(1)	$—	$—	$292,716	(1)	$292,716	(1)	$—	$—
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2018 Restricted Stock (sign-on)	$1,031,373	(3)	$1,031,373	(3)	$—	$—	$—		$1,031,373	(5)	$—	$1,031,373	(6)
2018 Restricted Stock	$463,438	(3)	$463,438	(3)	$—	$—	$280,513	(4)	$463,438	(5)	$—	$463,438	(6)
2018 Performance Shares FCF	$330,120	(3)	$330,120	(3)	$—	$—	$—		$545,391	(5)	$—	$545,391	(6)
2018 Performance Shares TSR	$274,467	(3)	$274,467	(3)	$—	$—	$—		$516,429	(5)	$—	$516,429	(6)
2019 Restricted Stock	$497,791	(3)	$497,791	(3)	$—	$—	$131,142	(4)	$497,791	(5)		$497,791	(6)
2019 Performance Shares FCF	$101,560	(3)	$101,560	(3)	$—	$—	$—		$385,505	(5)		$385,505	(6)
2019 Performance Shares TSR	$87,582	(3)	$87,582	(3)	$—	$—	$—		$—	(5)		$—	(6)
Cash Severance	$—		$—		$—	$—	$1,012,500	(7)	$2,565,000	(8)	$—	$—
Total for Mr. Lower	$3,079,047		$3,079,047		$—	$—	$1,716,872		$6,327,643		$—	$3,439,927

(1)

On November 21, 2019, Mr. Lower and the Company entered into a Retention Agreement in order to retain Mr. Lower to assist with the close out of the Company’s 2019 fiscal year. As required under the Retention Agreement, Mr. Lower remained employed through January 10, 2020 and became entitled to and was paid a lump sum retention payment of $292,716. Mr. Lower also executed a customary release agreement.

(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)

In the event of his separation from service with Office Depot due to death or Disability, Mr. Lower will vest in full in his 2018 (sign on and annual grants) and his 2019 (annual grant) Restricted Stock Unit Awards. For his 2018 and 2019 TSR Performance Share Awards and his 2018 and 2019 FCF Performance Share Awards, he will vest at target, prorated for service performed from the grant date through his separation date. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s common stock on December 27, 2019 of $2.63.

(4)

In the event of his termination of employment for Good Reason or by the Company without Cause, Mr. Lower will vest in his 2018 and 2019 Restricted Stock Unit Awards (annual grants). He will vest in a portion of each award, prorated for service performed from the grant date through his separation date less any shares that previously vested. The amount included in the table for Restricted Stock Units reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(5)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a CIC, Mr. Lower will vest in full in his 2018 (sign on and annual grant) and 2019 (annual grant) Restricted Stock Unit Awards. For his 2018 and 2019 TSR Performance Share Awards, he will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period. For his 2018 and 2019 FCF Performance

● ● ●

Share Awards, he will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of our common stock on December 27, 2019 of $2.63.
(6)

If the surviving entity in a change in control does not assume his awards, Mr. Lower will vest in full in his 2018 (sign-on grant and annual grant), and 2019 (annual grant) Restricted Stock Unit Awards. His 2018 and 2019 TSR Performance Share Awards will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period if the surviving entity does not assume his awards and his 2018 and 2019 FCF Performance Share Award will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(7)	Reflects a payment under Mr. Lower’s letter agreement effective December 29, 2017 equal to 1.5 times Mr. Lower’s base salary in effect on December 28, 2019.
(8)

Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Lower’s base salary in effect on December 28, 2019 and Mr. Lower’s target annual bonus for fiscal 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Lower and his active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Lower’s employment on December 28, 2019, the total payments for Mr. Lower under the foregoing arrangement equal $6,327,643, including $3,439,927 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Lower’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2018, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Lower would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

N. David Bleisch

David Bleisch
	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$391,500	(1)	$391,500	(1)	$—	$—	$391,500	(1)	$391,500	(1)	$—	$—
Outplacement Services	$—		$—		$—	$—			$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2017 Restricted Stock (sign-on)	$50,969	(3)	$50,969	(3)	$—	$—	$—		$50,969	(5)		$50,969	(6)
2018 Restricted Stock	$463,438	(3)	$463,438	(3)	$—	$—	$280,937	(4)	$463,438	(5)		$463,438	(6)
2018 Performance Shares FCF	$330,617	(3)	$330,617	(3)	$—	$—	$—		$545,391	(5)		$545,391	(6)
2018 Performance Shares TSR	$274,883	(3)	$274,883	(3)	$—	$—	$—		$516,429	(5)		$516,429	(6)
2019 Restricted Stock	$331,861	(3)	$331,861	(3)	$—	$—	$87,429	(4)	$331,861	(5)		$331,861	(6)
2019 Performance Shares FCF	$67,707	(3)	$67,707	(3)	$—	$—	$—		$257,004	(5)		$257,004	(6)
2019 Performance Shares TSR	$58,389	(3)	$58,389	(3)	$—	$—	$—		$—	(5)		$—	(6)
Cash Severance	$—		$—		$—	$—	$921,475	(7)	$2,121,475	(8)	$—	$—
Total for Mr. Bleisch	$1,969,364		$1,969,364		$—	$—	$1,681,341		$4,708,068		$—	$2,165,092

(1)

Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Bleisch would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.

● ● ●

(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)

In the event of his separation from service with Office Depot due to death or Disability, Mr. Bleisch will vest in full in his 2017 Restricted Stock Unit Award (sign on grant) and his 2018 and 2019 Restricted Stock Unit Awards (annual grants). For his 2018 and 2019 TSR Performance Share Awards and his 2018 and 2019 FCF Performance Share Awards, he will vest at target, prorated for service performed from the grant date through his separation date. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s common stock on December 27, 2019 of $2.63.

(4)

In the event of his termination of employment for Good Reason or by the Company without Cause, Mr. Bleisch will vest in his 2018 and 2019 Restricted Stock Unit Awards (annual grants). He will vest in a portion of each award, prorated for service performed from the grant date through his separation date less any shares that previously vested. The amount included in the table for Restricted Stock Units reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(5)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a CIC, Mr. Bleisch will vest in full in his 2018 (sign on and annual grant) and 2019 (annual grant) Restricted Stock Unit Awards. For his 2018 and 2019 TSR Performance Share Awards, he will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period. For his 2018 and 2019 FCF Performance Share Awards, he will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of our common stock on December 27, 2019 of $2.63.

(6)

If the surviving entity in a change in control does not assume his awards, Mr. Bleisch will vest in full in his 2017 (sign-on grant), 2018 and 2019 Restricted Stock Unit Awards. His 2018 and 2019 TSR Performance Share Awards will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period if the surviving entity does not assume his awards and his 2018 and 2019 FCF Performance Share Award will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(7)

Reflects a payment under Mr. Bleisch’s letter agreement effective September 15, 2017 equal to the sum of: (i) 18 times Mr. Bleisch’s monthly base salary in effect on December 28, 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Bleisch and his active employee charge for such coverage.

(8)

Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Bleisch’s base salary in effect on December 28, 2019 and Mr. Bleisch’s target annual bonus for fiscal year 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Bleisch and his active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Bleisch’s employment on December 28, 2019, the total payments for Mr. Bleisch under the foregoing arrangement equal $4,708,068, including $2,165,092 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Bleisch’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2018, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Bleisch would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

● ● ●

Jerri L. DeVard

Jerri DeVard

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination

	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)

Bonus	$375,188	(1)	$375,188	(1)	$—	$—	$375,188	(1)	$375,188	(1)	$—	$—

Outplacement Services	$—		$—		$—	$—			$30,000	(2)	$—	$—

Long-Term Incentive or Performance Plan

2017 Restricted Stock (sign-on)	$58,315	(3)	$58,315	(3)	$—	$—	$—		$58,315	(5)		$58,315	(6)

2018 Restricted Stock	$463,438	(3)	$463,438	(3)	$—	$—	$280,513	(4)	$463,438	(5)		$463,438	(6)

2018 Performance Shares FCF	$330,120	(3)	$330,120	(3)	$—	$—	$—		$545,391	(5)		$545,391	(6)

2018 Performance Shares TSR	$274,467	(3)	$274,467	(3)	$—	$—	$—		$516,429	(5)		$516,429	(6)

2019 Restricted Stock	$331,861	(3)	$331,861	(3)	$—	$—	$87,429	(4)	$331,861	(5)		$331,861	(6)

2019 Performance Shares FCF	$67,707	(3)	$67,707	(3)	$—	$—	$—		$257,004	(5)		$257,004	(6)

2019 Performance Shares TSR	$58,389	(3)	$58,389	(3)	$—	$—	$—		$—	(5)		$—	(6)

Cash Severance	$—		$—		$—	$—	$877,985	(7)	$2,027,985	(8)	$—	$—

Total for Ms. DeVard	$1,959,485		$1,959,485		$—	$—	$1,621,115		$4,605,611		$—	$2,172,438

(1)

Represents a lump sum payment equal to the pro-rata bonus, if any, that Ms. DeVard would have earned for the year in which her termination occurs based on the actual achievement of applicable performance goals for such year.

(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)

In the event of her separation from service with Office Depot due to death or Disability, Ms. DeVard will vest in full in her 2017 Restricted Stock Unit Award (sign on grant) and her 2018 and 2019 Restricted Stock Unit Awards (annual grants). For her 2018 and 2019 TSR Performance Share Awards and her 2018 and 2019 FCF Performance Share Awards, she will vest at target, prorated for service performed from the grant date through her separation date. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s common stock on December 27, 2019 of $2.63.

(4)

In the event of her termination of employment for Good Reason or by the Company without Cause, Ms. DeVard will vest in her 2018 and 2019 Restricted Stock Unit Awards (annual grants). She will vest in a portion of each award, prorated for service performed from the grant date through his separation date less any shares that previously vested. The amount included in the table for Restricted Stock Units reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(5)

In the event of her separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a CIC, Ms. DeVard will vest in full in her 2017 (sign on grant), 2018 and 2019 (annual grants) Restricted Stock Unit Awards. For her 2018 and 2019 TSR Performance Share Awards, she will vest at the earned rate

● ● ●

as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period. For her 2018 and 2019 FCF Performance Share Awards, she will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of our common stock on December 27, 2019 of $2.63.
(6)

If the surviving entity in a change in control does not assume her awards, Ms. DeVard will vest in full in her 2017 (sign-on grant), 2018 and 2019 Restricted Stock Unit Awards. Her 2018 and 2019 TSR Performance Share Awards will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period if the surviving entity does not assume her awards and her 2018 and 2019 FCF Performance Share Awards will vest at target. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(7)

Reflects a payment under Ms. DeVard’s letter agreement dated September 15, 2017 equal to the sum of: (i) 18 times Ms. DeVard’s monthly base salary in effect on December 28, 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Ms. DeVard and her active employee charge for such coverage.

(8)

Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Ms. DeVard’s base salary in effect on December 28, 2019 and Ms. DeVard’s target annual bonus for fiscal year 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Ms. DeVard and her active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Ms. DeVard’s employment on December 28, 2019, the total payments for Ms. DeVard under the foregoing arrangement equal $4,605,611, including $2,172,438 for the accelerated vesting of her restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Ms. DeVard’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2018, and if she would receive more on an after-tax basis by reducing the payments than she would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Ms. DeVard would not be reduced, as her after-tax benefit is higher in the event she receives all severance payments and incurs all applicable income and excise taxes.

● ● ●

Stephen M. Mohan

Stephen Mohan

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination

	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)

Bonus	$326,250	(1)	$326,250	(1)	$—	$—	$326,250	(1)	$326,250	(1)	$—	$—

Outplacement Services	$—		$—		$—	$—			$30,000	(2)	$—	$—

Long-Term Incentive or Performance Plan

2019 Restricted Stock	$765,606	(3)	$765,606	(3)	$—	$—	$160,519	(4)	$765,606	(5)		$765,606	(6)

2019 Performance Shares FCF	$126,961	(3)	$126,961	(3)	$—	$—	$—		$605,542	(5)		$605,542	(6)

2019 Performance Shares TSR	$147,899	(3)	$147,899	(3)	$—	$—	$—		$—	(5)		$—	(6)

Cash Severance	$—		$—		$—	$—	$771,514	(7)	$1,771,514	(8)	$—	$—
Total for Mr. Mohan	$1,366,716		$1,366,716		$—	$—	$1,258,284		$3,498,912		$—	$1,371,148

(1)

Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Mohan would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.

(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)

In the event of his separation from service with Office Depot due to death or Disability, Mr. Mohan will vest in full in his 2019 Restricted Stock Unit Awards. For his 2019 TSR Performance Share Award and his 2019 FCF Performance Share Award, he will vest at target, prorated for service performed from the grant date through his separation date. A portion of the TSR and FCF award (44.44%) represents a sign-on grant. The amount included in the table for Restricted Stock Units and Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s common stock on December 27, 2019 of $2.63.

(4)

In the event of his termination of employment for Good Reason or by the Company without Cause, Mr. Mohan will vest in his 2019 Restricted Stock Unit Award. He will vest in a portion of the award, prorated for service performed from the grant date through his separation date less any shares that previously vested. The amount included in the table for Restricted Stock Units reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(5)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a CIC, Mr. Mohan will vest in full in his 2019 (annual grant) Restricted Stock Unit Awards. For his 2019 TSR Performance Share Awards, he will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period. For his 2019 FCF Performance Share Awards, he will vest at target. A portion of the TSR and FCF award (44.44%) represent a sign-on grant. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of our common stock on December 27, 2019 of $2.63.

(6)

If the surviving entity in a change in control does not assume his awards, Mr. Mohan will vest in full in his 2019 Restricted Stock Unit Awards. His 2019 TSR Performance Share Awards will vest at the earned rate as if the effective date of the hypothetical change in control of December 28, 2019 were also the last day of the performance period if the surviving entity does not assume his awards and his 2019 FCF Performance Share Award will vest at target. A portion of the TSR and FCF award (44.44%) represent a sign-on grant. The amount included in the table for Restricted Stock Units and FCF Performance Share Awards reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 27, 2019 of $2.63.

(7)	Reflects a payment under Mr. Mohan’s letter agreement effective April 19, 2019 equal to

● ● ●

the sum of: (i) 18 times Mr. Mohan’s monthly base salary in effect on December 28, 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Mohan and his active employee charge for such coverage.
(8)

Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Mohan’s base salary in effect on December 28, 2019 and Mr. Mohan’s target annual bonus for fiscal year 2019, and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Mohan and his active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Mohan’s employment on December 28, 2019, the total payments for Mr. Mohan under the foregoing arrangement equal $3,498,912 including $1,371,148 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Mohan’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2018, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Mohan would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Pay Ratio Disclosure

Pursuant to SEC rules, we are providing the following information about the ratio of the annual total compensation for our median employee to the annual total compensation of Mr. Smith, our CEO.

As one of the largest department store and e-commerce retailers in the United States, including operating 1,315 stores in 45 states and Puerto Rico as of September 30th, 2019, our associate population consists of a significant number of part-time employees, many of whom are compensated on an hourly basis. Approximately 82% of our employees are compensated on an hourly basis and part-time employees represent approximately 38% of our total workforce. Accordingly, our median employee in fiscal year 2019 was determined to be a full-time hourly associate who works in our retail organization and has been with the Company for 5 years. In fiscal 2019, we were not able to utilize the same median employee identified in fiscal year 2018 due to acquisitions that changed the population mix.

For fiscal year 2019, the total compensation of our CEO was $9,600,770. Our median employee’s annual total compensation during the same period was $30,745 which resulted in a ratio of 312 to 1.

To calculate this ratio, we determined that, as of September 30, 2019, we had approximately 39,300 employees, including 36,200 U.S. employees and 3,100 non-U.S. employees. In determining the median employee we excluded from our employee population all of our employees located in India (1,083 employees), China (70 employees), Costa Rica (9 employees), and Hong Kong (12 employees) pursuant to a de minimus exemption permitted under the SEC rules.

To identify the median employee from our employee population, we compared the amount of salary and wages paid to employees as reflected in payroll records for the 2019 calendar year as reported to the Internal Revenue Service on Form W-2 for U. S. employees, Form T-4 Statement of Remuneration Paid for Canadian employees, and Comprobantes Fiscal Digital por Internet (CFDI) for Mexican employees who were employed on the pay ratio date, excluding our CEO. We annualized compensation for employees hired in 2019 or employees who took a leave of absence during the year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee.

● ● ●

After the median employee was identified, we calculated such employee’s annual total compensation using the same methodology used for our NEO’s as set forth in the Summary Compensation Table above. The annual total pay ratio reflected in the pay ratio disclosure for the median employee and the CEO include the Company cost of non-discriminatory benefits.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

● ● ●

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 2, 2020 held by our Directors and Director nominees, NEOs and our Directors and executive officers as a group.

Except as otherwise noted below, each person named in the following table has the sole voting and investment powers with respect to all shares listed. To the extent indicated in the table below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days after March 2, 2020. As of March 2, 2020, there were 527,629,670 shares of our common stock issued and outstanding.

Name of Beneficial Owner	Beneficially Owned Directly or Indirectly(1)	Beneficial Ownership Percentage(2)	RSUs(3)

Board of Directors and NEOs(4)
Gerry P. Smith	4,893,135	*

Quincy L. Allen	0	*	0

Kristin A. Campbell	0	*	175,252

Cynthia T. Jamison	16,461	*	216,667

V. James Marino**	131,647	*	219,920

Francesca Ruiz de Luzuriaga	17,773	*	436,398

Shashank Samant	0	*	0

David M. Szymanski	3,806	*	432,852

Nigel Travis**	324,403	*	143,548

Joseph S. Vassalluzzo	143,834	*	230,855

Total of Board of Directors	5,531,059	*	1,855,492

(Office Depot’s NEOs, other than the CEO)

Stephen M. Mohan, Executive Vice President, Business Solutions Division	291,105	*

Joseph T. Lower, Former Executive Vice President and Chief Financial Officer**	615,768	*

N. David Bleisch, Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary	417,746	*

Jerri L. DeVard, Former Executive Vice President, Chief Customer Officer**	424,648	*

		*

Directors and Executive Officers as a Group (19 Persons in Total)	8,957,921	1.7%

The following table sets forth the information indicated for persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock, based solely upon filings made with the SEC. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(2)

Blackrock, Inc.(5) 55 East 52nd Street, New York, NY 10055	85,381,225	15.6%

Dimensional Fund Advisors LP(6) Building One, 6300 Bee Cave Road, Austin, TX 78746	42,505,879	7.78%

The Vanguard Group(7) 100 Vanguard Boulevard, Malvern, PA 19355	58,182,933	10.64%

Hotchkis and Wiley Capital Management, LLC(8) 601 S. Figueroa Street, 39th Fl., Los Angeles, CA 90017	46,835,993	8.57%

● ● ●

*	Represents beneficial ownership of less than one percent of our issued and outstanding common stock, as of March 2, 2020.
**

On February 14, 2020, Messrs. Marino and Travis notified the Company of their separate decisions not to stand for reelection to the Board of Directors at the Annual Meeting. Messrs. Marino and Travis will continue to serve as directors until the expiration of their terms at the Annual Meeting. Mr. Lower left the Company on January 10, 2020 and Ms. DeVard left the Company on March 16, 2020.

(1)

Includes shares of common stock subject to options exercisable within 60 days of March 2, 2020. The number of options exercisable within 60 days of March 2, 2020 is as follows: Mr. Smith — 1,365,498 shares, and Ms. Luzuriaga — 12,164 shares. Also included are unvested shares of restricted stock, as to which the holder has voting rights.

(2)

The percentage ownership for all shareholders listed in the table above is based on 527,629,670 shares of our common stock outstanding as of March 2, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of March 2, 2020, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.

(3)

The RSUs are convertible into shares of our common stock. The shares of common stock underlying these RSUs will not be distributed to the Director whose name appears beside the amount of RSUs until some period of time after his or her separation from the Company as a Director, pursuant to the terms of his or her respective restricted stock unit award agreement. Until such distribution, these Directors neither have the right to vote, nor the right to dispose of these RSUs.

(4)	The address for all Directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.
(5)

The information regarding BlackRock, Inc. is reported as of December 31, 2019, and was derived from a Schedule 13G/A filed with the SEC on February 4, 2020, that reported sole voting power over 83,764,321 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 85,381,225 shares.

(6)

The information regarding Dimensional Fund Advisors LP is reported as of December 31, 2019, and was derived from a Schedule 13G/A filed with the SEC on February 12, 2020, that reported sole voting power over 41,217,110 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 42,505,879 shares.

(7)

The information regarding The Vanguard Group is reported as of December 31, 2019, and was derived from a Schedule 13G/A filed with the SEC on February 12, 2020, that reported sole voting power over 546,239 shares, shared voting power over 68,518 shares, shared dispositive power over 528,465 shares and sole dispositive power over 57,654,468 shares.

(8)

The information regarding Hotchkis and Wiley Capital Management, LLC is reported as of December 31, 2019, and was derived from a Schedule 13G/A filed on February 13, 2020, that reported sole voting power over 42,284,793 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 46,835,993 shares.

● ● ●

PROPOSAL No. 3: NON-BINDING ADVISORY VOTE ON COMPANY’S EXECUTIVE COMPENSATION

We request our shareholders’ non-binding advisory vote on the compensation of our NEOs as disclosed in accordance with the SEC’s rules in the section of this Proxy Statement under the captions: “Executive Compensation,” Director Compensation,” “Summary Compensation Table,” “Summary of Executive Agreements and Potential Payments Upon Change in Control,” and “Tabular Information Regarding Potential Payments Upon Termination of a Change in Control.”

Our Compensation Philosophy and Practices

In fiscal year 2019, we continued to see positive results from our transformation to becoming a sustainable provider of business services and supplies, products and technology solutions to small, medium and enterprise business, through a fully integrated B2B distribution platform of retail stores, online presence, and dedicated sales professionals and technicians, and our executives continued to achieve key business objectives that position the Company for future success. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how the Company’s executive compensation program reflects the Compensation Committee’s compensation philosophy for fiscal year 2019 and describes in detail the decisions it made in 2019.

We believe that Office Depot’s executive compensation programs align the interests of our NEOs with those of our shareholders by tying a significant portion of their compensation to Company performance, and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long-term success.

Effect of “Say-on-Pay” Vote

While the Company is required to provide the annual say-on-pay vote pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Say-on-Pay vote is a non-binding advisory vote only. As such, your vote on the Company’s executive compensation matters will not be binding on our Board of Directors and may not be construed as overruling any decision by the Board or the Compensation Committee, nor will it create or imply any additional fiduciary duty of the Board or the Compensation Committee. The Compensation Committee and the Board will, however, carefully review the Say-on-Pay voting results annually and seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation. Furthermore, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS SUPPORT THIS PROPOSAL AND VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the compensation paid to Office Depot’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

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PROPOSAL No. 4: AUTHORIZATION OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

General

Our Board of Directors has unanimously approved, and recommends that our shareholders approve, an amendment to our Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of all of our outstanding shares of Common Stock by a ratio in the range of not less than 1-for-5 and not greater than 1-for-10 (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by our Board, in its sole discretion and without further action by the Company’s shareholders. Should our Board proceed with the Reverse Stock Split, the exact ratio shall be set at a whole number within the above range as determined by our Board in its sole discretion.

If the shareholders approve the Reverse Stock Split, and our Board decides to implement it, the Reverse Stock Split will become effective as of a date and time to be determined by the Board that will be specified in the Certificate of Amendment (the “Effective Time”). If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate. Our Board may decide to implement the Reverse Stock Split substantially concurrently with the consummation of the holding company reorganization that, as previously announced, the Board is currently reviewing and, if approved, intends on completing on or about the end of the second quarter of 2020 (the “Holding Company Reorganization”). The Reverse Stock Split is not contingent upon the approval or consummation of the Holding Company Reorganization, and the approval of the Holding Company Reorganization is not a condition to the Reverse Stock Split.

The Reverse Stock Split will be realized simultaneously for all outstanding Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and each shareholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that shareholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as further described below. The Reverse Stock Split will not change the par value of our Common Stock and will not reduce the number of authorized shares of Common Stock. The Reverse Stock Split will also affect outstanding options, restricted stock awards and restricted stock units, as described in “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder” below.

Reasons for the Reverse Stock Split

We believe that the increased market price of our Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. A reverse stock split could allow a broader range of institutions to invest in our Common Stock (including investors that, as a matter of policy, avoid or are prohibited from buying stocks that are priced below a certain threshold), potentially increasing the liquidity of our Common Stock. A reverse stock split could help increase interest in our stock from analysts and brokers as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing or trading in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. The presence of these factors may be adversely affecting the pricing of our Common Stock as well as its trading liquidity.

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Further, we believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of our Common Stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding Common Stock and the anticipated increase in the price per share as a consequence of the Reverse Stock Split, which our Board may decide to implement substantially concurrently with the Holding Company Reorganization, will encourage greater interest in our Common Stock by the financial community, business development partners and the investing public, help us attract and retain employees and other service providers, help us raise additional capital through the sale of stock in the future if needed, and possibly promote greater liquidity for our shareholders with respect to those shares presently held by them. Further, if our Board decides to implement the Holding Company Reorganization, each outstanding share of Common Stock would automatically convert into shares of common stock of our new holding company on a one-for-one basis. A decrease in the number of shares of our outstanding Common Stock and the anticipated increase in the price per share as a consequence of the Reverse Stock Split would benefit a concurrent Holding Company Reorganization.

However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the Reverse Stock Split is effected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Stock Split is effected.

Our Board believes that shareholder adoption of a range of reverse stock split ratios (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its shareholders. In determining a ratio following the receipt of shareholder approval, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

•	the potential devaluation of our market capitalization as a result of the Reverse Stock Split;

•	the continued listing requirements of The NASDAQ Stock Market; and

•	prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split, notwithstanding shareholder approval thereof, and notwithstanding the consummation of, or failure to consummate, the Holding Company Reorganization, if our Board determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders. In making such determination, our Board will take into account certain factors including the expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock, as well as the factors described in the above paragraph.

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Reverse Stock Split Amendment to the Certificate of Incorporation

If the Reverse Stock Split is approved, Section 4.1 of the Certificate of Incorporation shall be amended and restated in its entirety as follows:

“4.1 Capital Stock. The total number of shares of capital stock which the corporation has authority to issue is 800 million shares of Common Stock, par value of $0.01 per share, and 1 million shares of Preferred Stock, par value of $0.01 per share. Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation, each [whole number of shares, as determined by the Board] of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares shall be issued, and, in lieu thereof, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the board of directors of the corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

The Certificate of Amendment attached hereto as Annex 1 reflects the changes that will be implemented to the Certificate of Incorporation if the Reverse Stock Split is approved.

Principal Effects of the Reverse Stock Split

If the shareholders approve the proposal to authorize the Board to implement the Reverse Stock Split and the Board implements the Reverse Stock Split, we will amend the existing provision of Section 4.1 of the Certificate of Incorporation in the manner set forth above.

By approving this amendment, shareholders will approve the combination of any whole number of shares of Common Stock between and including five (5) and ten (10), with the exact number to be determined by the Board, into one (1) share. The Certificate of Amendment to be filed with the Secretary of State of the State of Delaware will include only that number determined by the Board to be in the best interests of the Company and its shareholders. In accordance with these resolutions, the Board will not implement any amendment providing for a different reverse stock split ratio.

As explained above, the Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the exchange ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our shareholders receiving a cash payment in lieu of owning a fractional share, as further described in the section titled “Fractional Shares” below. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company’s continuing obligations under the periodic reporting requirements of the Exchange Act. Following the Reverse Stock Split, our Common Stock will continue to be listed on the NASDAQ Global Select Market under the ticker symbol “ODP” although it would receive a new CUSIP number.

Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding will increase substantially, because the amendment will not reduce the number of authorized shares, while it will reduce the number of outstanding shares by a factor of between and including five (5) and ten (10), depending on the exchange ratio selected by the Board.

The shares that are authorized but unissued after the Reverse Stock Split will be available for issuance, and, if we issue these shares, the ownership interest of holders of our Common Stock may be diluted. We may issue such shares to raise capital and/or as consideration in acquiring other businesses or establishing strategic relationships with other companies. Such acquisitions or strategic relationships may be effected using shares of Common Stock or other securities convertible into Common Stock and/or by

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using capital that may need to be raised by selling such securities. We do not have any agreement, arrangement or understanding at this time with respect to any specific transaction or acquisition for which the newly unissued authorized shares would be issued.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split is approved by the Company’s shareholders, and if at such time the Board still believes that a reverse stock split is in the best interests of the Company and its shareholders, the Board will determine the ratio of the Reverse Stock Split to be implemented. The Reverse Stock Split will become effective as of the Effective Time. The Board will determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its shareholders. The Board may decide to implement the Reverse Stock Split substantially concurrently with the consummation of the Holding Company Reorganization. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the sections titled “Fractional Shares” and “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder,” at the Effective Time, each whole number of issued and outstanding pre-Reverse Stock Split shares that the Board has determined will be combined into one post-Reverse Stock Split share will, automatically and without any further action on the part of our shareholders, be combined into and become one share of Common Stock, and each certificate which, immediately prior to the Effective Time represented pre-Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record at the Effective Time of the Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by the number of pre-Reverse Stock Split shares for which each post-Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Reverse Stock Split shares, to a cash payment, without interest, in lieu thereof. The cash payment will equal the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Reverse Stock Split) of our Common Stock, as reported on the NASDAQ Stock Market, during the ten consecutive trading days ending on the trading day that is the second day immediately prior to the date on which the Reverse Stock Split becomes effective.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Book-Entry Shares

If the Reverse Stock Split is effected, shareholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Shareholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our Common Stock owned in book-entry form.

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Certificated Shares

As soon as practicable after the Effective Time of the Reverse Stock Split, shareholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Stock Split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Certain Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price for our Common Stock. Additionally, the market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

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Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines or policies of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our Common Stock. As a result, the trading liquidity of the shares of our Common Stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.

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The liquidity of our Common Stock may be harmed by the Reverse Stock Split given the reduced number of shares of Common Stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split.

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The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our Common Stock. Consequently, the market price per post-Reverse Stock Split shares may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

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The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder

Pursuant to the terms of the Company’s 2019 Long-Term Incentive Plan, the 2017 Plan, 2015 Long-Term Incentive Plan and 2003 OfficeMax Incentive and Performance Plan (collectively, the “Stock Plans”) and the agreements governing equity awards thereunder, the Board or a committee thereof, as applicable, will adjust the number of shares of Common Stock available for future grant, the number of shares of Common Stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Stock Plans to equitably reflect the effects of the Reverse Stock Split. With respect to any such outstanding equity awards, the contemplated

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equitable adjustments will result in approximately the same aggregate exercise price being required to be paid under such stock options, and approximately the same value of shares of Common Stock being delivered upon exercise, vesting or settlement of such awards immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. Any fractional shares that would otherwise result from the Reverse Stock Split adjustments described above with respect to outstanding equity awards will be eliminated through rounding or as otherwise determined by the Board or a committee thereof in accordance with the terms of such Stock Plans and award agreements thereunder.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our Common Stock will remain unchanged at the Effective Time of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split that the Board decides to implement, the stated capital component will be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The amendment to our Certificate of Incorporation will not affect the par value of our Common Stock, which will remain at $0.01 per share.

Dividends

While the timing, declaration and payment of any future dividends to holders of our Common Stock fall within the discretion of our Board of Directors and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors, our Board expects that the amount of any future dividends would be adjusted accordingly to reflect the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and shareholders. Other than the Reverse Stock Split proposal, the Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

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No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to dissenters’ appraisal rights with respect to the Reverse Stock Split, and the Company will not independently provide shareholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our Common Stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, “qualified foreign pension funds,” partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our Common Stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

Each holder of our Common Stock should consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders. The discussion in this section is addressed to “U.S. holders”. A “U.S. holder” is a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia or a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source. The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered. A U.S. holder who receives a cash payment from the exchange agent in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to the fractional share of our Common Stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

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U.S. holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our Common Stock.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of a cash payment from the exchange agent in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 24%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders”. A non-U.S. holder is a beneficial owner of our Common Stock that is neither a U.S. holder nor a partnership (or other entity classified as a partnership for U.S. federal income tax purposes). Generally, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. Any gain recognized with respect to a cash payment received from the exchange agent in lieu of a fractional share will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a non-U.S. holder’s permanent establishment in the United States), (ii) with respect to non-U.S. holders who are individuals, the non-U.S. holder is present in the United States for 183 days or more in the relevant taxable year and certain other conditions are met or (iii) the gain is subject to tax pursuant to the “FIRPTA” rules discussed below. A non-U.S. holder described in (i) above will be subject to tax on such gain in the same manner as if such non-U.S. holder were a United States person as described in the Code, and, if such non-U.S. holder is a corporation, such gain may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (ii) above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on such gain, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are or will become “United States real property holding corporation” for U.S. federal income tax purposes.

If we are, or have been at any time during the shorter of (i) the five-year period preceding the recognition of any gain with respect to any cash payment received in lieu of a fractional share of our Common Stock (as described below) and (ii) a non-U.S. holder’s holding period for its Common Stock (such shorter period, the “relevant period”), a “United States real property holding corporation,” a non-U.S. holder may be subject to U.S. federal income tax and/or withholding tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to any cash payment received in lieu of a fractional share of our Common Stock. Specifically, except as described below, a non-U.S. holder would generally be subject to U.S. federal income tax on any gain recognized with respect to such cash payment in the same manner as if such non-U.S. holder were a United States person as described in the Code (unless an applicable income tax treaty provides otherwise), although a non-U.S. holder that is a corporation would not be subject to the “branch profits tax” described above on any such gain. In addition, except as described below, a 15% withholding tax may apply to the cash payment received, although the payment

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would generally be exempt from such withholding tax if the Common Stock held by the non-U.S. holder is of a class that is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as The NASDAQ Global Select Market, where our Common Stock is currently listed). Furthermore, the non-U.S. holder would generally be required to file a U.S. federal income tax return for the taxable year in which the gain is realized and subject to U.S. federal income tax as a result of our status as a “United States real property holding corporation.”

Notwithstanding the foregoing discussion, a non-U.S. holder will be exempt from U.S. federal income and withholding tax on any cash payment received in lieu of a fractional share of our Common Stock if (i) at any time during the calendar year, any class of our Common Stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as The NASDAQ Global Select Market, where our Common Stock is currently listed) and (ii) (x) if the Common Stock held by the non-U.S. holder is “regularly traded” on an established securities market, the non-U.S. holder does not actually or constructively own, and has not actually or constructively owned at any time during the relevant period, more than 5% of such regularly traded class of Common Stock or (y) if the Common Stock held by the non-U.S. holder is not “regularly traded” on an established securities market, on the date that the non-U.S. holder acquired such Common Stock it had a fair market value less than or equal to 5% of the fair market value of the regularly traded class of Common Stock.

Non-U.S. holders should consult their own tax advisors about how the FIRPTA rules would apply to them.

U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash from the exchange agent in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Interests of Directors and Executive Officers

Our Directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock and equity awards granted to them pursuant to the Stock Plans.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the Certificate of Amendment and to abandon any Reverse Stock Split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Certificate of Amendment, even if the authority to effect these amendments is approved by our shareholders at the Annual Meeting and notwithstanding the consummation of, or failure to consummate, the Holding Company Reorganization. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Reverse Stock Split and the Certificate of Amendment if it should so decide, in its sole discretion, that such actions are in the best interests of our shareholders.

Recommendation

The Board of Directors recommends a vote “FOR” the amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors.

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Required Vote

In accordance with our Certificate of Incorporation and Delaware law, an affirmative vote of a majority of our shares of Common Stock issued and outstanding as of the Record Date will be required to approve the amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors. Abstentions and broker non-votes, if any, will thus count as votes AGAINST the amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

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WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents, electronically with the SEC under the Exchange Act. You may also obtain such reports from the SEC’s website at www.sec.gov.

We make available free of charge through the Investor Relations tab of our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The Annual Report on Form 10-K for the year ended December 28, 2019, including all exhibits, can be found on the corporate website http://investor.officedepot.com under the headings “Financial Information/SEC Filings,” and can be downloaded free of charge. We will provide a copy of our 2019 Form 10-K, which includes our consolidated financial statements and notes to our financial statements, free of charge to any shareholder upon written request. Requests should be sent to the Department of Investor Relations at our corporate headquarters located at 6600 North Military Trail, Boca Raton, Florida 33496, (561) 438-7878.

2021 SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder, including nominations of persons for election to the Board of Directors not using proxy access, intended to be presented for consideration at the 2021 Annual Meeting of Shareholders must be received by the Corporate Secretary at Office Depot, Inc., 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the General Counsel, on or before 5:00 p.m. (local time) no earlier than the close of business on January     , 2021, and no later than close of business on February     , 2021. If Office Depot’s 2021 Annual Meeting of Shareholders is, however, more than 30 days before or more than 60 days after May     , 2021, such notice must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting and, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Office Depot. The written notice to be delivered to the Corporate Secretary must comply with the provisions of our Bylaws.

If you wish to (i) submit a proposal to be presented at Office Depot’s 2021 Annual Meeting of Shareholders and included in the 2021 proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act, or (ii) nominate a director candidate using proxy access, your notice must be received by the Corporate Secretary at Office Depot, Inc., 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the General Counsel no later than November     , 2020 (120 days before the one-year anniversary of the release date of the 2020 annual meeting proxy statement) or, if Office Depot holds its 2021 Annual Meeting of Shareholders on a date that is not within 30 days of May     , 2021, no later than a reasonable time before Office Depot begins to print and send its proxy materials for its 2021 Annual Meeting of Shareholders, and otherwise must comply with SEC requirements in Rule 14a-8.

INCORPORATION BY REFERENCE

The Compensation Committee Report, the Audit Committee Report and any information herein required by Item 407(i) of Regulation S-K are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

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OTHER BUSINESS

The Board does not know of any other matters to be brought before our Annual Meeting. If, however, other matters do come before the Annual Meeting, it is the intention of the proxy holders to vote in their discretion.

By Order of the Board of Directors,

N. David Bleisch

Executive Vice President, Chief Legal &

Administrative Officer and Corporate Secretary

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Annex 1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

OFFICE DEPOT, INC.

*****

Office Depot, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, as amended (this “Amendment”), to combine each [whole number of shares, as determined by the Board] outstanding shares of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock.

SECOND: That this Amendment was duly adopted in accordance with the terms of the Restated Certificate of Incorporation of the Corporation, as amended, and the provisions of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

THIRD: That, upon the effectiveness of this Amendment, the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended such that Section 4.1 is amended and restated in its entirety to read as set forth below:

“4.1 Capital Stock. The total number of shares of capital stock which the corporation has authority to issue is 800 million shares of Common Stock, par value of $0.01 per share, and 1 million shares of Preferred Stock, par value of $0.01 per share. Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation, each [whole number of shares, as determined by the Board] of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares shall be issued, and, in lieu thereof, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the board of directors of the corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

FOURTH: This Amendment shall be effective as of [date and time to be determined by the Board].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by its Chief Executive Officer this [    ] day of [            ], 20[    ].

OFFICE DEPOT, INC.

By:
Name:
Title: Chief Executive Officer

OFFICE DEPOT, INC. 6600 NORTH MILITARY TRAIL BOCA RATON, FL 33496

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF SUBMITTING YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. BOTH OPTIONS ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to view our proxy materials until 11:59 P.M., Eastern Time, on May [TBD], 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May [TBD], 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E91585-TBD KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OFFICE DEPOT, INC.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

1. Elect eight (8) members of Office Depot, Inc.’s Board of Directors named in, and for the term, described in the Proxy Statement;

Nominees:	For	Against	Abstain			For	Against	Abstain
1a. Quincy L. Allen	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP
1b. Kristin A. Campbell	☐	☐	☐		as Office Depot, Inc.’s independent registered public accounting firm for fiscal year 2020;	☐	☐	☐

1c. Cynthia T. Jamison	☐	☐	☐	3.	To approve, in a non-binding, advisory vote, Office Depot, Inc.’s executive compensation; and	☐	☐	☐
1d. Francesca Ruiz de Luzuriaga	☐	☐	☐	4.

To authorize an amendment to Office Depot, Inc.’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of Office Depot, Inc.’s common stock, par value $0.01 per share, at a ratio of not less than 1-for-5 and not greater than 1-for-10, with the exact ratio and effective time of the reverse stock split to be determined by the Board of Directors.

						☐	☐	☐
1e. Shashank Samant	☐	☐	☐
1f. Gerry P. Smith	☐	☐	☐
1g. David M. Szymanski	☐	☐	☐
1h. Joseph S. Vassalluzzo	☐	☐	☐		Other Matters: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledge(s) receipt prior to the execution of this proxy of a notice of annual meeting of shareholders and a proxy statement dated March [TBD], 2020.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate name or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ADMITTANCE PASS

2020 ANNUAL MEETING OF SHAREHOLDERS

OFFICE DEPOT, INC.

May [TBD], 2020

[TBD], Eastern Time

Embassy Suites by Hilton Boca Raton

661 NW 53rd Street

Boca Raton, FL 33487

For Security Reasons, You Must Present This Admittance Pass In Order To Enter The Meeting. This proxy card is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on May [TBD], 2020: The Notice, Proxy Statement and Annual Report are available at

www.proxyvote.com.

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E91586-TBD

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICE DEPOT, INC.

The undersigned hereby appoints N. David Bleisch, Katrina S. Lindsey, Kristen L. Sampo and Joseph G. White, and each of them, as Proxies, with the power to act without the other and to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote as designated on the reverse side all the shares of capital stock of Office Depot, Inc. held of record by the undersigned on March [TBD], 2020 at the Annual Meeting of Shareholders of Office Depot, Inc. to be held on May [TBD], 2020, or any postponement or adjournment thereof, with all powers, which the undersigned would possess if present at the Annual Meeting. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4. TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(continued and to be signed on reverse side)